MASTER ACQUISITION AGREEMENT dated as of April 4, 1996
             (this "Agreement"), by and among BIOMERIEUX VITEK, INC., a Missouri corporation (the "Purchaser"), AQUILA BIOPHARMACEUTICALS, INC., a Delaware corporation (the "Seller"), and CAMBRIDGE BIOTECH CORPORATION, a Delaware corporation and Debtor-in-Possession in the Bankruptcy Case (as defined below) ("CBC").


                                  R E C I T A L S

                  WHEREAS pursuant to a voluntary petition filed on July 7, 1994 in the United States Bankruptcy Court for the District of Massachusetts, Western Division (the "Bankruptcy Court"), Case Number 94-43054-JFQ (the "Bankruptcy Case"), CBC sought protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code");

                  WHEREAS the Purchaser and CBC have agreed to structure a transaction pursuant to which the Purchaser would acquire all the outstanding shares of capital stock of CBC from and after its reorganization pursuant to the Bankruptcy Code in a transaction to be described in and consummated pursuant to a plan of reorganization to be submitted to the Bankruptcy Court for its approval (the "Plan of Reorganization");

                  WHEREAS the Parties intend that such acquisition of capital stock would occur subsequent to the occurrence of certain other transactions described below to be approved by the Bankruptcy Court as elements of the Plan of Reorganization;

                  WHEREAS it is contemplated that, prior to the Closing hereunder (as hereinafter defined), the Seller will be the beneficial and record owner of all the issued and outstanding capital stock of CBC;

                  WHEREAS the Seller wishes to provide for the sale to the Purchaser and the Purchaser wishes to provide for the purchase from the Seller of all such capital stock upon the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:




                                     ARTICLE I

                               EXPENSE REIMBURSEMENT
                             ALTERNATIVE TRANSACTIONS
                              PLAN OF REORGANIZATION

                  SECTION 1.1. Expense Reimbursement; Alternative Transaction Fee; Bidding Procedure. (a) CBC shall promptly file an appropriate and required notice and motion seeking an order of the Bankruptcy Court (the "Definitive Authorization") (i) approving the adoption of the no solicitation provision described in paragraph 5 of Annex A hereto, (ii) recognizing and approving the expense reimbursement fee (the "Expense Reimbursement Fee") and the alternative transaction fees (the "Alternative Transaction Fees") described on Annex A hereto as "administrative expenses" pursuant to 11 U.S.C. Section 503(b), and (iii) adopting the bidding procedure (the "Bidding Procedure") set forth on Annex A hereto as the only means by which CBC can consider an alternative transaction to the transaction proposed to be consummated hereunder (the existence of a procedure for the consideration of an alternative transaction not to be construed as calling for the entering into of an agreement or the consummation of such an alternative transaction hereunder. CBC will also diligently seek a determination of the Bankruptcy Court that the Purchaser is an entity that will have purchased the Assets (as defined below) "in good faith" as such term is used in Section 363(m) of the Bankruptcy Code, if the Assets are indirectly acquired through the acquisition of stock as contemplated herein or the Purchaser should purchase the Assets under an alternative structure agreed to by the parties involving the direct purchase of the Assets.

                  (b) CBC shall not nor shall it authorize or knowingly permit any officer, director, employee or representative retained by it to solicit or initiate the solicitation of any offer to purchase the Assets directly or through the acquisition of an equity interest in CBC. It is understood and agreed that, subject to applicable confidentiality provisions, CBC may receive other bids for assets and/or equity of CBC; provided, however, that the Bidding Procedure set forth on Annex A hereto shall be adhered to with respect to any such bids.

                  SECTION 1.2. Plan of Reorganization. CBC and the Seller will use all reasonable efforts to formulate, promote and obtain Bankruptcy Court approval of a disclosure statement containing "adequate information" within the meaning of such term as used in Section 1125 of the Bankruptcy Code (the "Disclosure Statement") and acceptance of the Plan of Reorganization by holders of the requisite number and amount of interests and claims, such plan to encompass the transactions described in this Master Acquisition Agreement, including those described in this
        Article I, expressly to approve this Agreement and all the transactions contemplated hereby, and to provide for the assumption, assignment and rejection of executory contracts and unexpired leases under Section 365 of the Bankruptcy Code, and





        other appropriate actions, as are consistent with and in furtherance of the transactions described herein. The Disclosure Statement and Plan of Reorganization as presented to the Bankruptcy Court and as the same may pertain to or have any material impact or effect upon the transaction contemplated hereunder shall be subject to the approval of the Purchaser as hereinafter provided, and the Purchaser shall cooperate with the Seller and CBC to support the Plan of Reorganization. The Seller, CBC and the Purchaser may agree to restructure the transactions provided for herein in the form of an asset purchase in the event that effectiveness of the Plan were to be unreasonably delayed and restructuring of the transaction provided an alternative satisfactory to each, subject to Bankruptcy Court approval.

                  SECTION 1.3. Transactions Contemplated by the Plan of Reorganization. The Plan of Reorganization shall provide that
        (i) the Seller shall acquire all the outstanding shares of capital stock (the "Shares") of the reorganized entity ("Reorganized CBC"), (ii) the Seller shall sell such Shares of Reorganized CBC to the Purchaser in accordance with the terms of this Agreement, and (iii) the Seller and CBC shall cause distribution to the former shareholders and the claimholders of CBC of such consideration (consistent with the terms hereof) as will result in full and complete discharge, release and cancellation of claims against and all interests in CBC as it was constituted prior to the consummation of the Plan of Reorganization ("Old CBC"). Prior to the transfer of the Shares, CBC shall transfer all assets, agreements, liabilities and other items not to be expressly retained as set forth herein by Reorganized CBC to the Seller and Reorganized CBC shall retain all the contracts, licenses and personal property listed on Annex B hereto (the "Assets"). Concurrently with the transfer of the Shares, the Seller shall lease to Reorganized CBC the premises described in the Lease Agreement and Option to Purchase attached hereto as Annex C (the "Lease Agreement"). The Plan of Reorganization shall provide that all tax obligations of CBC will either be assumed by the Seller or be satisfied out of the Consideration (as defined below) pursuant to a determination of the Bankruptcy Court in accordance with
        Section 505 of the Bankruptcy Code, a motion with respect to which will be made before the Bankruptcy Court substantially in the form attached hereto as Annex D (the "Section 505 Motion") and the Seller will remain responsible for any additional tax assessed upon CBC in accordance with Section 505(c) of the Bankruptcy Code. Except as otherwise provided herein, Reorganized CBC shall be responsible for the obligations of Reorganized CBC as set forth in
        Schedule 1.3 (the "Reorganized CBC Obligations"), and the Seller shall be responsible for all other obligations of CBC, including all obligations that were incurred or will arise from conduct or conditions created or occurring prior to the Closing hereunder, including all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and including any such post-petition claims. Reorganized CBC, as acquired by the Purchaser, shall own and possess the Assets, and





        it and they shall be acquired by the Purchaser free and clear of all obligations, except those obligations expressly set forth herein, and all liens, claims, encumbrances and security interests which theretofore had attached to the Assets shall thereafter attach to the Consideration (as defined below), except as expressly provided herein. All the Shares shall be acquired by the Purchaser free and clear of all liens, claims and encumbrances and rights and options of others.


                                    ARTICLE II

                              PURCHASE OF THE SHARES

                  SECTION 2.1. Agreement To Purchase the Shares. The Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchaser, subject to the conditions set forth herein, the Shares, which shall represent all the outstanding shares of capital stock of Reorganized CBC, and which shall be free and clear of all liens, claims, pledges, charges, security interests, mortgages and restrictions and encumbrances of any nature whatsoever (individually and collectively, "Liens").

                  SECTION 2.2. Consideration and Payment. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the parties contained herein, the Purchaser, at the closing of the transactions hereunder (the "Closing"), will deliver to the Seller, by wire transfer to an account designated by the Seller, an amount equal to $6,500,000 (as such amount is adjusted pursuant to Section 2.6, the "Consideration"), less (i) $50,000, which is the amount of estimated liability for state taxes described in the Schedules pursuant to Section 3.19, which amount shall be used by Reorganized CBC to pay and discharge any state taxes payable by CBC in respect of periods prior to the Closing, any balance to be paid to the Seller within a reasonable time after CBC has determined such liabilities and (ii) the amount specified in the written agreement referred to in Section 7.1(t); provided, however, that such payment shall be subject to the post-closing adjustment provided in Section 2.6, below.

                  SECTION 2.3. Deliveries by the Seller. At the Closing, the Seller will deliver to the Purchaser a certificate or certificates issued in the name of such Seller, duly endorsed or accompanied by stock powers duly executed in blank, together with such other documents as the Purchaser may reasonably request to evidence the transfer to the Purchaser of good, valid and marketable title in and to all such Shares free of all Liens, and evidencing, to the Purchaser's satisfaction, the due and valid occurrence of the other transactions that were to occur pursuant to the Plan of Reorganization, including certified orders of the Bankruptcy Court, instruments of assumption and other instruments as the Seller and the Purchaser shall agree constitute reasonable





        evidence of the transfers preliminary to the Closing hereunder. In addition, the Seller shall deliver to the Purchaser:

                  (a) a long form good standing certificate of CBC issued by the State of Delaware;

                  (b) Certificate of Incorporation of CBC certified by the State of Delaware and By-Laws of CBC certified by its Secretary;

                  (c) a certificate; dated the Closing Date, executed by the Chief Executive Officer of the Seller and CBC, certifying that, to the best of her knowledge, the representations and warranties made by the Seller and CBC pursuant to this Agreement are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date; (d) all books and records of CBC, including its corporate minute book, seal and stock ledger book, in the possession or control of CBC;

                  (e) the opinion of Bowditch & Dewey, counsel for the Seller and CBC in the form set forth on Annex E-1 hereto and the opinion of Brown, Rudnick, Freed & Gesmer, bankruptcy counsel to CBC, in the form set forth on Annex E-2 hereto;

                  (f) an opinion of Coopers & Lybrand, accountants for CBC, to the effect that the consummation of the transactions contemplated herein in accordance with the Plan of Reorganization will, provided the Purchaser makes an election under Section 338(h)(10) of the Code (as hereinafter defined) as contemplated herein, cause the sale of the capital stock of CBC to be treated as a sale of assets;

                  (g) the Lease Agreement (such Lease Agreement together with the software and mainframe agreement referred to in Section 6.12(f) and the licenses and sublicense referred to in Section
        6.16 being referred to herein as the "Additional Agreements");

                  (h) a detailed listing of the tangible and intangible Assets to be transferred, reflecting the net book value of such Assets as of the Closing Date (the "Closing Date Asset Schedule");

                  (i) all other previously undelivered items required to be delivered by the Seller to the Purchaser at the Closing pursuant to this Agreement or otherwise required in connection herewith, including other reasonable and customary closing documents required by the Purchaser.

                  All proceedings to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably






        requested by the Purchaser will be reasonably satisfactory in form and substance to the Purchaser.

                  SECTION 2.4. Deliveries by the Purchaser. At the Closing, the Purchaser will deliver to the Seller the following:

                  (a)  the Consideration to the Seller provided for in
        Section 2.2;

                  (b) a long form good standing certificate of the Purchaser, issued by its jurisdiction of incorporation;

                  (c) Certificate of Incorporation of the Purchaser certified by its jurisdiction of incorporation and By-Laws of the Purchaser certified by its Assistant Secretary;

                  (d) a certificate, dated the Closing Date, executed by the President of the Purchaser, certifying that, to the best of his knowledge, the representations and warranties made by the Purchaser pursuant to this Agreement are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date;

                  (e) the opinion of Donovan Leisure Newton & Irvine in the form set forth on Annex F hereto;

                  (f)  the Lease Agreement;

                  (g) all other previously undelivered items required to be delivered by the Purchaser to the Seller at the Closing pursuant to this Agreement or otherwise required in connection herewith, including other reasonable and customary closing documents required by the Seller.

                  All proceedings to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Seller will be reasonably satisfactory in form and substance to the Seller.

                  SECTION 2.5. The Closing. The Closing for the sale of Shares shall take place at the offices of Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York 10112 at a date and time to be agreed upon by the parties consistent with
        Section 9.1(b) hereof (the "Closing Date"), such date to be as soon as practicable after the confirmation of the Plan of Reorganization by the Bankruptcy Court and the fulfillment of the other conditions set forth herein.

                  SECTION 2.6. Post-Closing Adjustment. (a) In the event that the value of the inventory as determined in good faith by the Purchaser (in the manner provided below) within ten





        business days from and after the Closing Date (the "Actual Inventory Value") shall be less than an amount (the "Minimum Inventory Value") equal to (A) the value of such inventory as reflected in the audited financial statements of CBC as at December 31, 1995, minus (B) $100,000, the Seller shall pay to the Purchaser, in accordance with paragraph (c) below, an amount equal to the difference between the Minimum Inventory Value and the Actual Inventory Value. (Determination of value for purposes of this section shall be in a manner consistent with that used by CBC in connection with its 1995 financial statements to the extent such manner was consistent with Generally Accepted Accounting Principles.) Such amount shall be payable whether or not the Purchaser elected to waive the condition set forth in Section 7.1(j), and shall, if paid, be deemed to constitute an adjustment to the Consideration.

                  (b) In the event that the Purchaser discovers, within six months from and after the Closing Date, that any of the Assets listed in Schedule 3.10 (as such schedule is delivered on the date hereof and without regard to any modification thereof pursuant to
        Section 5.2(d)), or reflected on the Closing Date General Ledger, did not constitute, at the time of the Closing, a part of the assets in the physical possession of CBC, then, as the Purchaser may direct, the Seller shall deliver at Seller's expense any missing asset if such delivery is practicable or the Seller shall pay to the Purchaser an amount equal to the net book value of such assets reflected on such Schedule 3.10, in accordance with paragraph (c) below. The payment of any amount pursuant to this paragraph shall be deemed to constitute an adjustment to the Consideration. Notwithstanding the above no adjustment shall be payable under this section unless the aggregate net book value of all such assets not in the physical possession of CBC exceeded $15,000, but in such case Seller shall act in good faith to turn over to CBC any such missing assets in good order and at its own expense.

                  (c) The Purchase shall notify the Seller of any amount payable in accordance with paragraph (a) above within 15 days of the Closing Date, and of any amount payable in accordance with paragraph (b) above from time to time after the Closing Date, but within 31 days of the discovery that an item included in the Assets was not in the physical possession of CBC at the Closing, and not, in any event, later than seven months from the Closing Date. The Seller shall pay to the Purchaser any such amount by wire transfer or delivery of other immediately available funds within ten business days after the date of any such notification, failing which the Seller may cause Reorganized CBC to collect such amount on its behalf by offset against amounts otherwise due to Seller.










                                    ARTICLE III

                                REPRESENTATIONS OF
                       AND WARRANTIES BY CBC AND THE SELLER

                  The Seller and CBC hereby represent and warrant to the Purchaser as follows, CBC's liability for any breach of representation or warranty being limited as hereinafter provided:

                  SECTION 3.1. Ownership of the Shares. Prior to the Closing, the Seller will be the record and beneficial owner of the Shares, and at the time of the Closing on the Closing Date will have (without exception) good, valid and marketable title with respect to all such Shares, free and clear of all Liens or other defects in title whatsoever. Upon the delivery of and payment for the Shares at the Closing, the Seller will convey good, valid and marketable title with respect to all the Shares, free and clear of all Liens or other defects in title whatsoever.

                  SECTION 3.2. Authorization; Valid and Binding Agreement. Subject to the approval of the Bankruptcy Court and compliance with applicable requirements of the Bankruptcy Code,
        (i) each of the Seller and CBC has, and both have, full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the Seller will have, at the Closing, full right, power and authority to execute and deliver the Additional Agreements and to consummate the transactions contemplated thereby; (iii) all actions and proceedings required to be taken by or on the part of the Seller and CBC have been duly and properly taken, and no other action on the part of the Seller or CBC is necessary, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (iv) this Agreement has been duly and validly executed and delivered by the Seller and CBC and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, and assuming that this Agreement is the valid, binding and enforceable obligation of the Purchaser, constitutes the valid and binding agreement of the Seller and CBC enforceable against them and each of them in accordance with its terms, and (v) at the Closing the Additional Agreements to be executed and delivered by the Seller will be duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of such Additional Agreements by the other parties thereto, will constitute the valid, binding and enforceable obligations of the Seller, enforceable against it in accordance with its terms.

                  SECTION 3.3. No Conflicts. Neither the execution and delivery of this Agreement and the Additional Agreements nor the consummation at the Closing by the Seller or CBC of the transactions contemplated hereby or thereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller, Old CBC, Reorganized CBC or any Subsidiary (as defined in
        Section 3.5(c)), (ii) violate any statute, rule or regulation of





        any governmental authority or any judgment, decree or order applicable to Seller, Old CBC, CBC or any Subsidiary, or (iii) except as set forth on Schedule 3.15(a), violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or change in control under, or result in the creation of a Lien upon any of the respective properties or assets of the Seller, CBC or any Subsidiary under the terms, conditions or provisions of any contract, license, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Seller, CBC or any Subsidiary is a party or by which the Seller, CBC or any Subsidiary or the property or assets of any of them is bound, which violation, conflict, default, or change in control in the case of clauses (ii) and (iii) hereof, individually or together with all such other violations, conflicts, defaults, or changes in control would have or, in reasonable contemplation, could have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or on the business, assets, relationships with customers, vendors, licensors, licensees or regulatory authorities, working capital, liabilities, financial condition or results of operations of Reorganized CBC or the Diagnostics Business (as hereinafter defined) as presently conducted (a "Material Adverse Effect").

                  SECTION 3.4. Organization, Authority and Qualification of the Seller and CBC. Each of the Seller and CBC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where, individually or in the aggregate, the failure to be so qualified would have or, in reasonable contemplation, could have a Material Adverse Effect.

                  SECTION 3.5. Capitalization of CBC; Subsidiaries.

                  (a) As of the date hereof, the issued and outstanding capital stock of Old CBC consists of 26,065,017 shares of Common Stock and the total authorized capital stock of Old CBC consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The issued shares as described above and any additional shares issued between the date hereof and the Closing are and will be duly authorized, validly issued, and not issued in violation of any preemptive rights and are and will be fully paid and nonassessable and all such issued shares will immediately prior to and at the Closing be owned of record and beneficially by the Seller.

                  (b) There are no options, warrants, conversion or other rights, claims, agreements or commitments of any kind obligating the Seller, Old CBC or Reorganized CBC to issue any additional shares of capital stock of CBC, nor are there any stock appreciation, phantom or similar rights outstanding based upon the





        book value or any other attribute of CBC, except the options, warrants, conversion or other rights, claims, agreements or commitments, stock appreciation, phantom or similar rights described on Schedule 3.5(b) of the Information Letter (references in this Agreement to a "Schedule" shall mean the Schedules to the Information Letter executed and delivered by the parties concurrently with the execution and delivery of this Agreement), none of which will be binding on Reorganized CBC. As of the Closing, no entity or person will be entitled to any preemptive or other similar rights, and there will be no contract or commitment that could require the Seller, CBC or Reorganized CBC to sell, transfer or otherwise dispose of any capital stock of CBC (other than this Agreement). Upon consummation of the transactions contemplated by this Agreement, the Purchaser will directly own the entire equity interest in CBC, and share certificates reflecting same shall be delivered to Purchaser.

                  (c) Schedule 3.5(c) lists the Seller, CBC and each of the companies and all other entities in which any entity listed on
        Schedule 3.5(c) possesses any equity interest (each such entity, except for the Seller, CBC and GRF Corporation, a corporation of which CBC owns approximately 19% of the outstanding equity as of the date hereof, a "Subsidiary"), identifying which of the Subsidiaries are to be transferred to the Seller on or prior to the Closing Date and which will be retained by CBC. The entities listed on Schedule 3.5(c) own the percentages set forth on such Schedule of voting capital stock of each such entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to its name on Schedule 3.5(c), and has the power and authority under its organizational documents to carry on its current business and to own or lease its current properties. Each Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions where such entity owns or leases real property. Except as set forth on Schedule 3.5(c), there are no outstanding options, warrants or other rights to purchase or securities convertible into or any contracts or commitments to issue or sell capital stock of any Subsidiary.

                  SECTION 3.6. Financial Information. The Seller and CBC have previously delivered to the Purchaser (i) the audited balance sheet of CBC for the fiscal year ended December 31, 1994, and the related income statements and statements of cash flows and stockholders equity for the years then ended (the "Audited Financial Statements"), (ii) the unaudited balance sheet and the related statement of income and loss of CBC as of September 30, 1995, and for the nine months then ended (the "Nine-Month Interim Financial Statements"), and (iii) the unaudited pro forma balance sheet and the related statement of income and loss of the Diagnostics Division as of September 30, 1995, and for the nine months then ended (the "Rockville Division Interim Financial Statements" and, together with the Nine Month Interim Financial Statements, the "Interim Financial Statements"). CBC and the Seller have covenanted in Section 6.9 to deliver certain financial





        statements to be prepared after the date hereof (the "Subsequent Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, the Interim Financial Statements have been prepared in accordance with internal accounting procedures applied on a consistent basis throughout the periods covered thereby, and the Audited Financial Statements and the Interim Financial Statements present fairly the financial condition of CBC as of such dates and the results of operations of CBC for such periods, are complete and correct, and are consistent with the books and records of CBC (which books and records are correct and complete). The Subsequent Financial Statements will be prepared in accordance with GAAP, if audited, and otherwise in accordance with CBC's internal accounting procedures applied on a consistent basis throughout the periods covered thereby, will present fairly the financial condition of CBC as of the date of their issuance, and the results of operations of CBC for such periods, will be complete and correct, and will be consistent with the books and records of CBC (which books and records will be correct and complete), except that the Subsequent Financial Statements will be subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The Closing Date Asset Schedule will be complete and correct, and will accurately reflect the net book value of the tangible and intangible Assets listed thereon in accordance with CBC's internal accounting procedures as applied on a consistent basis.

                  SECTION 3.7.  Absence of Undisclosed Liabilities. Except
        (a) as set forth in Schedule 3.7 hereto and (b) for those liabilities that are fully reflected or reserved against on the Interim Financial Statements (rather than in any notes thereto), there are no material liabilities or obligations of any kind, contingent or otherwise, whether due or to become due, of CBC or any Subsidiary, except for liabilities incurred in the ordinary course of business consistent with past practice since
        September 30, 1995, that, either alone or when combined with all similar liabilities, would have or, in reasonable contemplation, could have a Material Adverse Effect.

                  SECTION 3.8. Absence of Certain Changes or Events. Except (a) as may be set forth in Schedule 3.8 hereto and (b) for matters that are fully disclosed, reflected or reserved against on the Interim Financial Statements and Audited Financial Statements, since January 1, 1995, the Seller, CBC and each of its Subsidiaries, as applicable, has conducted the Diagnostics Business and all aspects of any other business which aspects would have or, in reasonable contemplation, could have a material impact upon the Diagnostics Business in the ordinary and usual course and consistent with past practice, and except as authorized hereby neither the Seller, CBC nor any Subsidiary has (i) entered into or amended any material transaction, contract or commitment relating to the Diagnostics Business or the Assets or potentially impacting the Diagnostics Business or the Assets in any material degree or





        respect, including, without limitation, any employment agreement or collective bargaining agreement, and including any lease, which is not in the ordinary course of business and consistent with past practice; (ii) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business; (iii) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of its real estate, properties or assets, except liens for taxes (and assessments) not delinquent and except for any workmen, repairmen, warehousemen and carriers liens and encumbrances arising in the ordinary course of business; (iv) sold, assigned, transferred, licensed or encumbered any trademarks, patents, know-how or trade secrets of the Seller, CBC or any Subsidiary or other intangible assets relating to the Diagnostics Business or the Assets or potentially impacting the Diagnostics Business or the Assets in any material degree or respect, or disclosed any proprietary confidential information to any person except disclosure in the ordinary course of business or disclosure in connection with information provided to prospective purchasers of the Diagnostics Business or other assets in each case such disclosure having been made pursuant to a confidentiality agreement; (v) made any individual capital expenditure or commitment therefor in an amount exceeding $20,000 or exceeding $50,000 in the aggregate, which requires any expenditures by Reorganized CBC or any subsidiary thereof on or after the Closing; (vi) incurred any indebtedness for borrowed money (including without limitation any guarantees of indebtedness of other persons) or incurred or became subject to any liability or damages except current liabilities in the ordinary course of business pursuant to existing credit arrangements disclosed on the Schedules which would or in reasonable contemplation could result in any liability for Reorganized CBC; (vii) made any loans or advances to, or guarantees for the benefit of, any person or amended any loans to, or notes receivable due from, any person;
        (viii) made charitable contributions or pledges in excess of $10,000 in the aggregate or charitable contributions or pledges in excess of $2,000 in the aggregate which would bind or have any material impact upon Reorganized CBC; (ix) entered into, amended, modified or terminated any insurance policies payable to CBC or any Subsidiary (other than in the ordinary course of business) or taken any loans out against any insurance policies payable to CBC or any Subsidiary; (x) issued, pledged or otherwise encumbered or sold any shares of its capital stock, or issued, sold or created any securities convertible into, or options or other rights with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock; (xi) split, combined or reclassified any outstanding securities; (xii) declared, set aside, paid or made any dividend or other distribution with respect to its capital stock, whether payable in cash, stock or property, or redeemed or purchased, directly or indirectly, any shares of capital stock; (xiii) suffered any damage, destruction or other casualty loss which would have or, in reasonable contemplation, could have a Material Adverse Effect (whether or not covered by insurance); (xiv) except for normal merit increases in the ordinary course of business, increased the compensation payable or





        to become payable by CBC or any Subsidiary to any of its officers, employees or consultants or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by CBC or any Subsidiary for or with any such officers, employees or consultants which would or in reasonable contemplation could result in any liability for Reorganized CBC;
        (xv) other than in the ordinary and usual course of business, acquired or disposed of any tangible assets; (xvi) amended its Certificate of Incorporation or By-Laws; (xvii) suffered the occurrence of any events or circumstances that would have or, in reasonable contemplation, could have, in the aggregate, a Material Adverse Effect; or (xviii) performed any act or attempt to do any act, or permit any act or omission to act within the Seller's or CBC's control, which will cause a breach of any material contract, commitment or obligation to which the Seller or CBC is a party relating to the Diagnostics Business or the Assets or potentially impacting the Diagnostics Business or the Assets in any material degree or respect; (xix) entered into an agreement to do any of the foregoing.

                  SECTION 3.9. Real Property. (a) Fee Property. CBC owns good and marketable title to the properties listed on Schedule 3.9(a) hereto (the "Fee Property"), free of any liens, charges or encumbrances of any nature whatsoever, except as set forth on such
        Schedule 3.9(a).

                  (b) Leased Real Properties. Schedule 3.9(b) hereto sets forth a true and complete list of all leases of real property (the "Leases") leased by CBC and its Subsidiaries (the "Leased Real Property"). No other person or entity has any rights as lessee of such property and neither the Seller nor CBC has subleased or licensed any others to occupy or use any of the Leased Real Property or any portion thereof. Except as set forth on Schedule 3.9(b) hereto, each of the Leases is in full force and effect and neither the Seller nor CBC has received any notice of default or knows of any default or event or circumstance which, with notice or passage of time or both, would give rise to a default, under any of the Leases. CBC and the Seller have heretofore delivered to the Purchaser true and complete copies of all Leases and all amendments, assignments and supplements thereto or thereof.

                  SECTION 3.10. Title to and Lease of Other Properties; Absence of Liens, etc. Set forth in Schedule 3.10 hereto is a complete and accurate list of all personal property owned or leased by CBC and its Subsidiaries and included in the Assets, excluding the Intellectual Property (as defined below) (the "Personal Property"). Except as set forth in Schedule 3.10 hereto, CBC or the identified Subsidiary has good and valid title to or a valid leasehold interest in all the Personal Property, free and clear of any Liens, except for: (i) any Liens reflected in the Interim Financial Statements; (ii) any Liens arising in the ordinary and usual course of business and that do not materially interfere with the use by CBC or such Subsidiary or materially





        detract from the value of the property subject thereto or affected thereby or which do not otherwise have a Material Adverse Effect; and (iii) any Liens for taxes (and assessments) not due and payable (collectively, the "Permitted Liens"). Except as set forth on Schedule 3.10 hereto, all the Fee Property, Leased Real Property and Personal Property and other Assets which are necessary for the conduct of the business of the Rockville, Maryland operations of CBC (the "Rockville Facility") and the other operations to be continued by Reorganized CBC after the Closing, as set forth on Annex G (such operations being herein referred to as the "Diagnostics Business") are owned by CBC and are, to the extent currently used, in such working condition such as to permit manufacture in accordance with "Good Manufacturing Practice" standards and at Closing will be owned by or leased to Reorganized CBC and will be in working condition as stated above, and all the Assets listed on Schedule 3.10 are physically present at the Rockville Facility. Upon the Closing, the Assets will be transferred entirely free of any lien, claim, security interests, conditional and installment sale agreements, encumbrances, leases, subleases, defaults, obligation charges or other claims of third parties of any kind, except for the Reorganized CBC Obligations, except as set forth in Schedule 3.10.

                  SECTION 3.11. Inventory. The inventory reflected on the Interim Financial Statements and the Subsequent Financial Statements has been and will be determined in a manner in accordance with CBC's internal accounting practices and, if audited, in accordance with GAAP. Subject to any net realizable value reserves included in the Interim Financial Statements and the Subsequent Financial Statements, all merchandise inventories of CBC and any Subsidiary being retained by CBC are saleable in the ordinary course of business and are of merchantable quality, and do not consist of "non-marketable" items, meet the usual standards of the trade and are suitable for sale in the business of CBC or such Subsidiary as presently conducted. For purposes of this paragraph, "non-marketable" items shall, subject to the exceptions set forth in Schedule 3.11, include items of finished product and packaging material that (i) cannot reasonably be sold or used (based on quantities sold or used, as the case may be, in the most recent twelve months) through regular channels (as distinguished from distress channels) within their unexpired shelf life, if applicable, or within twelve months after the Closing, whichever is shorter, and (ii) that are discontinued items, and shall include items of raw materials and work in process that cannot reasonably be used to produce finished products within twelve months after the Closing.

                  SECTION 3.12. Contracts and Leases. (a) Except as set forth on Schedule 3.12(a) hereto, with respect to the Diagnostics Business and as disclosed to the Purchaser in the draft lists of executory contracts to be assumed and rejected as relates to business of CBC other than the Diagnostics Business, CBC, its Subsidiaries and its assets are not a party to or bound by any agreement written or oral not terminable on 91 days or less notice





        (without payment or condition) which (i) involves the payment by CBC or a Subsidiary, or the receipt of revenues by CBC or a Subsidiary of more than $15,000 per annum relating to the Diagnostics Business or the Assets or potentially impacting the Diagnostics Business or the Assets in any material degree or respect, (ii) concerns a partnership or joint venture; (iii) involves the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money, or any lease obligation, in excess of $5,000 or under which there is imposed a Lien on any of the Assets; (iv) concerns confidentiality or noncompetition relating to the Diagnostics Business or the Assets or potentially impacting the Diagnostics Business or the Assets in any material degree or respect; (v) so far as CBC knows or has reason to believe, involves the stockholders of CBC, its Subsidiaries, or any of their affiliates; (vi) is a profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of CBC's or any Subsidiary's current or former directors, officers, employees or consultants; (vii) is a collective bargaining agreement;
        (viii) provides for the advance or loan of any amount to any of CBC's or any Subsidiary's directors, officers, employees or consultants outside the ordinary course of business; or (ix) would have or, in reasonable contemplation, could have, upon a default or termination thereof, a Material Adverse Effect (such agreements and contracts set forth on Schedule 3.12(a) being referred to herein as "Material Contracts"). Except as set forth on Schedule 3.12(a), (i) CBC and each relevant Subsidiary has in all material respects performed all obligations required to be performed by it under each Material Contract, and, to the knowledge of CBC: (x) each of the Material Contracts is valid and binding and in full force and effect, (y) CBC has not received notice and is not aware of the assertion of the existence of any material violation of any Material Contract, and (z) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of any party under such Material Contract.

                  (b) Except as set forth on Schedule 3.12(b) hereto, neither CBC nor any Subsidiary is a party to or bound by any contract, agreement or arrangement for the employment (including as a consultant) of any director, former director, officer or employee of CBC or any Subsidiary, and no director, officer or employee or former director, officer or employee of CBC or any Subsidiary, or consultant to CBC or any Subsidiary, is or would be eligible to receive, or has received, as a result of any of the transactions contemplated by this Agreement, any acceleration of benefits or vesting or any severance pay, lump sum or other payment, compensation or other remuneration from CBC or any Subsidiary.

                  (c) Except as set forth on Schedule 3.12(c) hereto, no contract, commitment, agreement or other understanding to which CBC or any Subsidiary is a party or by which CBC or any Subsidiary is bound restricts or limits the ability of CBC or the Diagnostics





        Business or any Subsidiary to own, possess, use or exploit CBC's or such Subsidiary's assets pertaining to the Diagnostics
        Business, or having any impact in any material degree or respect upon such Diagnostics Business, in or to any geographic area or to conduct CBC's or such Subsidiary's operations, in or to any geographic area.

                  (d) The Seller and CBC have heretofore made available to the Purchaser true and correct copies of all the Material Contracts (including summaries of oral contracts, if any), identified in Schedules 3.12(a), (b) and (c) hereto, together with all amendments, exhibits, attachments, waivers or other changes thereto.

                  SECTION 3.13.  Litigation.  Except as set forth in
        Schedule 3.13, there are no written claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, CBC or any Subsidiary, threatened against or affecting the Seller, CBC or any Subsidiary at law, in equity or otherwise, in, before, or by, any court or governmental agency or authority. There are no unsatisfied judgments or outstanding orders, injunctions or awards (whether rendered by a court or administrative agency or by arbitration) against the Seller, CBC or any Subsidiary, or any of the properties of the Seller, CBC or any Subsidiary, that would have or, in reasonable contemplation, could have a Material Adverse Effect or which could impair the ability of the Seller to deliver the Shares as contemplated by this Agreement or perform its obligations under this Agreement.

                  SECTION 3.14. Compliance with Law. Except as set forth in Schedule 3.14, to the knowledge of the Seller and CBC, the business of CBC and each of its Subsidiaries has been conducted, and will be conducted at all times prior to the Closing Date, in compliance with all applicable laws, ordinances and regulations of any governmental entity except for possible violations which either individually or in the aggregate would not have and, in reasonable contemplation, could not have, a Material Adverse Effect. All governmental approvals, permits and licenses required to conduct the business of CBC and its Subsidiaries have been obtained and are in full force and effect and are being complied with in all material respects except for such which either individually or in the aggregate would not have and, in reasonable contemplation, could not have, a Material Adverse Effect.

                  SECTION 3.15. Intellectual Property. (a) CBC and the Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all patents, copyrights, know-how, trade secrets, trade names, service marks, logos and trademarks (the "Intellectual Property") necessary for or normally or customarily incident to the operation of the Diagnostics Business as presently conducted, either directly or through affiliates or third parties as applicable ("Necessary Intellectual Property"). Each item of Intellectual Property owned or used by any of CBC and its Subsidiaries immediately prior to the Closing





        hereunder and which constitutes part of the Assets will be owned or available for use by CBC or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder, except as noted on Schedule 3.15(a). Except as noted on Schedule 3.15(a), CBC has not failed to take any action to protect the Intellectual Property where the result of such failure would have or, in reasonable contemplation, could have a Material Adverse Effect.

                  (b) Except as noted on Schedule 3.15(b)(i), in connection with the Diagnostics Business or any aspect of any other business which would have or, in reasonable contemplation, could have any material impact or effect upon the Diagnostics Business, none of CBC or its Subsidiaries has any knowledge that it has infringed upon, misappropriated, used in violation of any applicable license, agreement or other restrictions or lawfully imposed condition of use contained in or otherwise violated, or any reason to believe that it may be infringing upon, misappropriating, using in violation of any applicable license, agreement or other restrictions or lawfully imposed condition of use contained in or otherwise violating, any Intellectual Property rights of third parties, and none of the Seller, CBC and the directors and officers (and employees and consultants with responsibility for Intellectual Property matters) of CBC and its Subsidiaries has ever received any written (or, to the best of CBC's knowledge, oral) charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CBC or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), Except as noted on Schedule 3.15(b)(ii), to the knowledge of the Seller and the directors and officers (and employees and consultants with responsibility for Intellectual Property matters) of CBC and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of CBC or its Subsidiaries.

                  (c) Schedule 3.15(c) identifies each patent or registration which has been issued to CBC or any Subsidiary with respect to any of its Intellectual Property which constitutes part of the Assets, identifies each pending patent application or application for registration which the Seller, CBC or any Subsidiary has made with respect to any of such Intellectual Property, and identifies each license, agreement, or other permission which the Seller, CBC or any Subsidiary has granted to any third party with respect to any of such Intellectual Property, specifying in each case the Intellectual Property affected. The Seller and CBC have made available to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Purchaser for inspection and/or copying correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.15(c) also identifies each trade name or





        unregistered trademark used by the Seller, CBC and each of the Subsidiaries in connection with the Diagnostics Business, with respect to each item of Intellectual Property required to be identified in Schedule 3.15(c), except as noted on Schedule 3.15(b):

                  (i) CBC or its identified Subsidiary possesses all right, title, and interest in and to the item, free and clear of any Lien;

                 (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (iii)  no action, suit, proceeding, hearing,
             investigation, charge, complaint, claim, or demand is pending or, is to the knowledge of CBC threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                 (iv) none of CBC and its Subsidiaries has ever agreed to indemnify any person for or against any infringement or misappropriation with respect to the item.

                  (d) Schedule 3.15(d) identifies each item of Intellectual Property that any third party owns and that any of CBC or its Subsidiary uses pursuant to license, sublicense, agreement, or permission in the Diagnostics Business. The Seller and CBC have made available to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.15(d), except as noted on Schedule 3.15(d):

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                (iii) neither CBC nor, to the knowledge of the Seller or CBC, any other party to the license, sublicense, agreement, or permission is in breach or default, and, to the knowledge of the Seller and CBC, no event has occurred, and neither the Seller-nor CBC has any reason to believe that any event is occurring, which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder, nor, to the knowledge of the Seller or CBC, has any act or omission occurred (nor does the Seller or CBC have any reason to believe that any such act or omission is occurring) which






             could reasonably be contended to constitute a breach or default of any of the terms thereunder;

                 (iv) to the knowledge of the Seller and CBC, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) insofar as CBC, the Seller or such Subsidiary has knowledge or reason for belief, with respect to each sublicense, the representations and warranties set forth in Subsections (i) through (iv) above are true and correct with respect to the underlying license;

                 (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (vii)  no action, suit, proceeding, hearing,
             investigation, charge, complaint, claim, or demand is pending or to the knowledge of the Seller or CBC, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (viii) neither the Seller CBC nor any of the of the Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the knowledge of the Seller and the directors and officers (and employees and consultants with responsibility for Intellectual Property matters) of CBC and its Subsidiaries, neither CBC nor any of its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Diagnostics Business.

                  (f) Except as disclosed on Schedule 3.15(f), and based solely on the certificate of CBC's consultant, Frederick V. Casselman, neither the Seller nor CBC has any knowledge of any products owned by competitors of CBC which reasonably could be expected to supersede or make obsolete within eighteen months from the date hereof the HIV-1 Western Blot product, or the HTLV-I (rp2le enhanced) EIA.

                  SECTION 3.16. Employee Benefits. (a) Schedule 3.16 sets forth a true and complete list of all employee benefit plans, agreements, commitments, practices or arrangements of any type, maintained, sponsored or contributed to by CBC or by any entity which is affiliated with CBC under Section 414(b), (c), (m), or
        (o) of the Code or Section 4001 of ERISA ("ERISA Affiliate") for the benefit of any employee, former employee, or director of CBC or an ERISA Affiliate, or with respect to which CBC or an ERISA Affiliate has a liability, whether direct or indirect, actual or contingent (the "Plans"). Schedule 3.16 identifies each of the Plans that is an "employee benefit plan" as defined in Section





        3(3) of ERISA (the "ERISA Plans"). With respect to each Plan, CBC has delivered to Purchaser true and complete copies of:

                  (i) any and all plan texts and agreements, including amendments;

                 (ii) all material employee communications (including summary plan descriptions or material modifications, if any);

                (iii) the two most recent annual reports and actuarial reports, if required under ERISA;

                 (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code; and

                  (v) any other material documents, including any applicable trust or other funding agreement and the latest financial statements thereof.

                  (b) Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code. All contributions required to be made under the terms of any Plan have been made timely. There are no pending, threatened, or anticipated claims (other than routine claims for benefits) involving any Plan. There are no unpaid penalties, fines or judgments, whether or not past due, involving any of the Plans. Except as set forth on Schedule 3.16, all filings and submissions required to be made by law in respect of any of the Plans have been made timely, to the appropriate authority and were complete in all material respects. All amendments, changes or modifications to any of the Plans have been made in accordance with the terms of such Plan and applicable law. No Plan by its terms requires CBC to continue to employ any employee, director or consultant.

                  (c) Each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred since the date of such determination that would adversely affect such qualification; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Code. No breach of fiduciary duty or prohibited transaction has occurred with respect to which CBC or any ERISA Plan would be liable or otherwise damaged in any material way. Each ERISA Plan that is maintained, sponsored or contributed to by CBC for the benefit of employees, former employees, or directors may be amended, modified or terminated by CBC without liability to itself except for benefits accrued to the effective date of such termination.

                  (d) With respect to each Plan that provides welfare benefits of the type described in Section 3(l) of ERISA: (i) no





        such plan provides medical or death benefits with respect to employees, former employees, or directors of CBC more than thirty days beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 498OB(f) of the Code;
        (ii) each such plan has been administered in compliance with Sections 601-608 of ERISA where applicable and 498OB(f) of the Code where applicable; and (iii) no such plan has reserves, assets, surpluses or prepaid premiums.

                  (e) No ERISA Plan is a "multiemployer pension plan" within the meaning of Sections 3(37) or 4001(a)(3). nor a plan described in Section 4063(a) of ERISA, nor a plan subject to the funding standards set forth under Section 412 of the Code.
        Neither CBC or any ERISA Affiliate has ever maintained, sponsored or contributed, or has ever had any liability with respect to, any multiemployer pension plan, any plan described under Section 4063(a) of ERISA, or any plan subject to the funding standards set forth under Section 412 of the Code.

                  (f) No Plan has assets consisting of "employer securities" within the meaning of Section 407(d)(1) of ERISA.

                  (g) Except as set forth on Schedule 3.12(b), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment, or increase the amount, of compensation due any individual. No payment made or contemplated under any of the Plans constitutes an "excess parachute payment" within the meaning of Section 28OG of the Code.

                  SECTION 3.17. Environment. (a) Environmental Compliance Status of Properties. (i) Except as disclosed on
        Schedule 3.17(b), all activities, business and operations of the Seller, CBC and its Subsidiaries on the Fee Property and the Leased Real Properties, and any tenant, licensee or permittee thereof, or of any third person on any of the Fee Property or the Leased Real Properties (regardless of whether with the authority or permission of CBC) have been conducted in all material respects in compliance with any and all applicable federal, state, county, municipal or other applicable environmental or nuclear regulatory laws, ordinances, regulations, orders, directives or other requirements of such governmental authorities ("Environmental Requirements"); and (ii) the Seller, CBC and its Subsidiaries, and any tenant, licensee or permittee thereof, have all permits and licenses required to be issued by any governmental authority pursuant to Environmental Requirements and are in full compliance with all material terms and conditions of such permits and licenses. Except as disclosed on Schedule 3.17(b), insofar as the Seller, CBC or any Subsidiary has knowledge or reason for belief, no change in the facts or circumstances reported or assumed in the application for or granting of such permits or licenses exists, and such permits and licenses are in full effect.







                  (b) No Notice of Violation or Litigation. Except as set forth in Schedule 3.17(b), (i) neither CBC nor the Seller nor any Subsidiary has received notice or other communication concerning any alleged violation of Environmental Requirements, or notice or other communication concerning alleged liability for damages caused by any such violation, nor has it been served with any writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the ownership, use maintenance or operation of the Leased Real Properties or the Fee Property by any person, arising from the alleged violation of Environmental Requirements, which alleged violation or violations, individually or in the aggregate, would have or, in reasonable contemplation, could have a Material Adverse Effect, nor does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed; and (ii) no such notice, communication, writ, injunction, decree, order or judgment outstanding has been served on any of the tenant, licensee or permittee of the Seller or CBC or any of the Fee Property or any Leased Real Properties.

                  (c) No Hazardous Substances or Containers on Properties; Use of Hazardous Substances. Except as set forth in
        Schedule 3.17(b), neither the Seller, CBC, any Subsidiary, nor any tenant, licensee or permittee thereof nor any of the Fee Property or the Leased Real Properties, has used, stored, handled, disposed of or transferred any hazardous, toxic or radioactive substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order ("Hazardous Substances"), or maintained containers or sources thereof, at, on or under any of the Leased Real Properties or the Fee Property, including, without limitation, underground storage tanks, asbestos or asbestos-containing building materials and electrical transformers, capacitors, ballasts or other equipment, or equipment which contains dielectric fluid containing PCBS, except in compliance in all material respects with applicable Environmental Requirements. Each of CBC and its Subsidiaries has established and adhered to internal regulations regarding the use, storage, handling, disposition and transfer of Hazardous Substances.

                  (d) No Releases or Improper Disposition or Maintenance of Hazardous Substances. Except as set forth on Schedule 3.17(b), neither the Seller, CBC, the Subsidiaries nor any tenant, licensee or permittee, has spilled, discharged, released, or emitted any Hazardous Substance in, on or under any of the Fee Property or the Leased Real Properties, or caused any Hazardous Substance to migrate from the Fee Property or the Leased Real Property, in a manner that would have or, in reasonable contemplation, could have a Material Adverse Effect, and in the event that Seller, CBC, any Subsidiary or tenant has caused or permitted any Hazardous Substance to be removed from the Fee Property or the Leased Real Property or otherwise to be disposed of, such removal or disposal has been accomplished in full compliance with all Environmental





        Requirements, and in respect of all such Hazardous Substances so removed or disposed of, in whatever state, condition or location the same or the residue thereof may be presently situate, all such Environmental Requirements applicable have continuously been, are and shall remain fully complied with.

                  SECTION 3.18.  Health and Safety.  Except as noted on
        Schedule 3.18 and Schedule 3.17(b), to the knowledge of the Seller and CBC, during the period commencing September 1990, CBC and its Subsidiaries and their respective predecessors and affiliates have complied with the Occupational Safety and Health Act of 1970, as amended, and all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges) of federal, state, local and foreign governments (and all agencies thereof) concerning public health and safety, or employee health and safety except for possible violations which either individually or in the aggregate would not have or, in reasonable contemplation, could not have, a Material Adverse Effect.

                  SECTION 3.19. Tax Matters and Social Charges. (a) Except as set forth on Schedule 3.19(a), each of the Seller, CBC, any Subsidiary and any other member of the Seller Group has duly and timely filed (either separately or on a consolidated or combined basis) all Tax Returns that they were required to file by applicable law and that each such Tax Return was correct and complete in all respects. The Term "Seller Group" as used in this Agreement shall mean CBC and any Subsidiary, and shall include, from and after the acquisition of the Shares by the Seller, the Seller, (and any corporation with regard to which the Seller, as applicable, CBC or any Subsidiary is a successor in interest) and every other entity included in a federal, national, state, county, local or other consolidated or combined income tax return filed by or otherwise including any of the Seller, as applicable, CBC and any Subsidiary (and any corporation with regard to which any of those entities is a successor in interest) and with respect to which the Seller, as applicable, CBC or any Subsidiary could have any liability for anything reported or disclosed on, or omitted from such return. The term "Tax Returns" as used in this Agreement shall mean all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes or Social Charges including any schedule or attachment thereto, and including any amendment thereof. The term "Taxes" as used in this Agreement shall mean any federal, national, state, county, local and other taxes, minimum taxes, assessments, interest, penalties or additions thereto and deficiencies, duties, fees and other governmental or governmental authority or taxing district charges or impositions of each and every kind whatsoever whether assessed against or measured by gross receipts, income, real and personal property, occupation, production, license payroll, employment, excise, severance, stamp, premiums, sales, use, value added, windfall profits, environmental factors, capital stock, franchise, transfer, registration accumulation or otherwise, and in each case whether disputed or not. The term "Social Charges" as used in this Agreement shall mean all taxes, contributions and





        charges imposed by any federal, state or local governmental authority or agency thereof for the provision of retirement, disability, hospitalization, occupational injury and sickness, unemployment or other benefits relating to the welfare of employees or agents, including interest, penalties or additions thereto.

                  (b) Except as disclosed in Schedule 3.19(b), all Taxes and Social Charges of the Seller, CBC, any Subsidiary and every other member of the Seller Group whether or not shown on any Tax Return have been (i) properly and fully paid to the extent due and payable and (ii) adequately provided for in a reserve for Tax Liability (excluding any provision for deferred income taxes) set forth on the face of the Audited Financial Statements and the Interim Financial Statements Balance Sheet in the case of Taxes (except for any Taxes arising from the Section 338 Election) or Social Charges payable or anticipated to be payable on account of the operations, acts or omissions of any member of the Seller Group for any and all taxable periods up to and including the Closing Date. Neither the Seller, CBC, any Subsidiary nor any member of the Seller Group has or will have any liability whether direct, indirect, fixed or contingent, for any Taxes or Social Charges, for any and all taxable periods, in excess of the reserves (excluding any provision for deferred income taxes) for Taxes and Social Charges established on the books of each of them.

                  (c) Each of the Seller, CBC and any Subsidiary has withheld and paid all Taxes and Social Charges required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) Except as disclosed in Schedule 3.19(b), no member of the Seller Group is delinquent in the Payment of any Taxes or Social Charges nor has any of them requested or been granted any extension of time within which to file any Tax Return or to pay any Taxes or Social Charges except to the extent that such Tax Return has since been filed or such Taxes or Social Charges have since been paid.

                  (e) No member of the Seller Group has received written notice or is otherwise aware of any claim by any authority in a jurisdiction in which any member of the Seller Group does not file a Tax Return that such member is or may be subject to taxation by that jurisdiction.

                  (f) Schedule 3.19(f) lists all federal, state, local and foreign income Tax Returns filed within respect to the Seller, CBC and any Subsidiary for taxable periods ended and or after January 1, 1987 and indicates those Tax Returns that have been audited as well as those that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal and state income tax returns, examination reports, and statements of deficiencies assessed against or agreed





        to by the Seller, CBC and any Subsidiary as well as any statements of deficiency assessed against or agreed to by any other member of the Seller Group, and shall promptly deliver to the Purchaser such returns, reports and statements with respect to the period from and after the date hereof through the Closing Date.

                  (g) Except as set forth on Schedule 3.19(g), no member of the Seller Group (i) has knowledge, however obtained, of any assessment, dispute or claim threatened or asserted by any governmental authority concerning any Tax liability or Social Charge for any such period (ii) is aware of any issue which has been raised by a relevant authority concerning Taxes or Social Charges in any examination or otherwise, which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency, for any such period, (iii) is aware of the existence or any current or past state of facts which would constitute grounds for any such deficiency or (iv) has a request for a ruling or determination in respect of any Taxes or Social Charges now pending or which was previously rejected or withdrawn.

                  (h) No member of the Seller Group has waived any statute of limitations in respect of Taxes or Social Charges or agreed to any extension of time with respect to Tax or Social Charge assessment or deficiency and no power of attorney granted by any member with respect to any matter related to Taxes or Social Charges is currently in force.

                  (i) No election pursuant to any tax laws has been made with respect to the Seller, CBC or any Subsidiary which assuming an election is made under Section 338 of the Internal Revenue Code of 1986, as amended (the "Code") would be binding on CBC and any Subsidiary after the closing. All agreements to which CBC or any Subsidiary is a party as to the allocation or sharing of liability for Taxes or Social Charges will be terminated on or before the Closing and neither CBC nor any Subsidiary will have any remaining liability under these agreements.

                  (j) None of the Seller, CBC or any Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Seller, CBC or any Subsidiary is required to include in income for any period after closing any adjustments required under Code Section 481. None of the Seller, CBC or any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. No tax is required to be withheld pursuant to Code Section 1445 as a result of any of the transfers contemplated by this Agreement. Each of the Seller, CBC and any Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
        Section 6662 or the comparable provisions of any foreign, state or local tax law. None of the property owned or used by CBC or any





        Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect before the enactment of Pub.L. 97-248, is subject to a lease, other than a "true" lease for federal income tax purposes or is "tax-exempt use property" within the meaning of Code Section 168(h). There are no liens for Taxes for Social Charges upon the assets of the Seller, CBC or any Subsidiary except liens for current Taxes or Social Charges not yet due. Neither CBC nor any Subsidiary is currently under any contractual obligation to pay the Tax Social Charges obligations of any other person, or to pay the Tax obligations with respect to transactions relating to any other person, or to indemnify any other Person with respect to any Tax, or Social Charges. CBC and any Subsidiary has filed a protective carryover election in connection with each transaction previously consummated that constituted a "qualified stock purchase" within the meaning of Code Section 338. Neither CBC nor any Subsidiary owns any interest in real property in a jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

                  (k) As of the Closing, the Seller, CBC and any Subsidiary will be affiliated (within the meaning of Section 1504 of the Code) and the Seller will constitute a "Selling Affiliate" within the meaning of Treas. Reg. 1-338(h)(10)-l.

                  SECTION 3.20. Insurance. Schedule 3.20 contains a true and complete list of all liability, property, workers' compensation, directors and officers liability and other similar insurance of CBC and its Subsidiaries relating to the ownership, use or operation of any of the assets or properties of CBC and its Subsidiaries. The Seller has made available to the Purchaser copies of such insurance policies prior to the date hereof. All such policies are presently in full force and effect, and shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby with respect to Assets, the Rockville Facility and the Diagnostics Business. As of the date hereof, except as set forth on Schedule 3.20, (i) neither CBC nor any Subsidiary has received any written or to the knowledge of CBC, oral notice or other indication of clear import from any insurer or agent of any intent to amend or cancel any such insurance policy, and (ii) to CBC's knowledge, all claims which CBC and its Subsidiaries have submitted under all such insurance policies have been submitted on a timely basis to the appropriate party. CBC and any Subsidiaries and any subsidiaries it may have had from time to time during the past ten years have been covered during the past ten years (or, in the case of any such Subsidiary or subsidiary, such shorter period during which any such Subsidiary or subsidiary was a subsidiary of CBC) by insurance similar in scope and amount to that listed on
        Schedule 3.20.

                  SECTION 3.21. Insider Interests. Except as set forth in Schedule 3.21, no Related Party (as defined herein) has





        received a loan or advance from CBC or any Subsidiary which is outstanding as of the date hereof. From and after the Closing Date, no person or entity who is a Related Party as of the date of the Interim Financial Statements will have the right to borrow from CBC or any Subsidiary or any obligation to make any loan to CBC or any Subsidiary. During the period from the date hereof through the Closing Date, CBC and its Subsidiaries will not lend money to or borrow money from any Related Party. Except as set forth in Schedule 3.21, as of the date hereof, no officer, director, employee or consultant of CBC or any Subsidiary has any business relationship with CBC or any Subsidiary other than in his or her capacity as an officer, director, employee or consultant. "Related Party" means any person or entity controlled by, controlling or under common control with CBC or its Subsidiary and shall include, without limitation, the Seller, each of CBC's and its Subsidiaries' officers, directors, employees and consultants, and any person who is a member of the family of any such person.

                  SECTION 3.22. Customers and Suppliers. Schedule 3.22 lists the ten largest customers of and the ten largest suppliers to CBC and its Subsidiaries relating to the Diagnostics Business during calendar year 1995. Except as noted on Schedule 3.22, neither CBC nor any of its Subsidiaries has received any written, or to the knowledge of CBC or such Subsidiary, oral notice or other indication that any such customer intends to terminate or materially reduce its business with CBC or any Subsidiary.

                  SECTION 3.23. Products and Warranties. To the knowledge of the Seller and CBC, the products currently sold by CBC conform in all material respects with, and meet or exceed the standards required by, all applicable governmental laws, ordinances and regulations now in effect. To the knowledge of CBC, each product manufactured, sold, leased or delivered by CBC since January 1, 1990 has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and all applicable governmental laws, ordinances and regulations in effect at the applicable time. Except as set forth in Schedule 3.23(a), neither the Seller nor CBC has received any written claims of customers or others made out of the ordinary course of business based upon an alleged or admitted defect of material, workmanship or design or otherwise in respect of any of CBC's products relating to the Diagnostics Business that are presently pending or, to the knowledge of the Seller or CBC, threatened against it that would have or, in reasonable contemplation, could have a Material Adverse Effect, and there is no basis for any present or future action arising out of the ownership, possession or use of any product manufactured by CBC. No product manufactured, sold, leased or delivered by CBC is subject to any guaranty, warranty or other indemnity beyond
        (i) the applicable standard terms and conditions of sale or lease, which are set forth on Schedule 3.23(b) or (ii) the terms and conditions of sale or lease contained in the applicable contract of sale or lease listed on Annex B.






                  SECTION 3.24. Disclosure. No representation or warranty by the Seller or CBC contained in this Agreement and no statement contained in the Schedules hereto or any certificate delivered by the Seller or CBC to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact or intentionally omits to state any related material facts in such manner as to cause the statements made to be materially misleading. The disclosures contained in the Disclosure Statement and the Plan of Reorganization comport with the requirements of law and notwithstanding any assertion or reservation to the contrary the Disclosure Statement and Plan of Reorganization may be relied on by Purchaser and CBC before any tribunal to demonstrate notice to third parties of the matters therein set forth to the extent that the same may be applicable or relevant.

                  SECTION 3.25. FIRPTA. The Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code Withholding Section"). At or prior to the Closing, the Seller shall deliver to the Purchaser a certification stating that the Seller is not a foreign person, which certification shall be in the form then required by the Code Withholding Section.

                  SECTION 3.26. Conduct During the Pendency of the Bankruptcy Case. During the pendency of the Bankruptcy Case, neither the Seller, CBC nor any Subsidiary has taken any action without authorization of the Bankruptcy Court for which such authorization was required, nor taken any action pursuant to any applicable order of the Bankruptcy Court, which contravenes, violates, conflicts with, exceeds the authority of, or is otherwise inconsistent with the terms of such order, in either case where such action would or in reasonable contemplation could have any adverse effect upon the Diagnostics Business or the Assets and the same is not cured prior to the Closing.


                                    ARTICLE IV

                              REPRESENTATIONS OF AND
                            WARRANTIES BY THE PURCHASER

                  The Purchaser hereby represents and warrants to the Seller as follows:

                  SECTION 4.1. Organization. The Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and to consummate the transactions contemplated hereby.

                  SECTION 4.2.  Authorization: Valid and Binding
        Agreement. The Purchaser has full right, power and authority to execute and deliver this Agreement and to consummate the





        transactions contemplated hereby. All actions and proceedings required to be taken by or on the part of the Purchaser have been duly and properly taken, and no other action on the part of the Purchaser is necessary, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Seller, and assuming that this Agreement is the valid, binding and enforceable obligation of the Seller, constitutes the valid and binding obligation of the Purchaser.

                  SECTION 4.3. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation at the Closing by the Purchaser of the transaction contemplated hereby will
        (i) violate any provision of the Certificate of Incorporation or By-Laws of the Purchaser, (ii) violate in any material respect any statute, rule or regulation of any governmental authority or any judgment, decree or order applicable to the Purchaser, or
        (iii) violate, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, commitment, agreement, understanding or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound, which violation, conflict or default, together with all such other violations, conflicts or defaults, could impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.


                                     ARTICLE V

                                  INDEMNIFICATION

                  SECTION 5.1. Survival of Representations and Warranties. The representations and warranties of the Seller, CBC, the Subsidiaries and the Purchaser contained in this Agreement or in any instrument delivered pursuant hereto or thereto shall survive the Closing Date, regardless of any investigation made by or on behalf of any party hereto, and shall remain in full force and effect thereafter until three years after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.9 and 3.19 shall survive for the longest period permitted by applicable law, and the representations and warranties contained in Sections 3.16,
        3.17 and 3.18 shall survive until the applicable statutes of limitations have run. No action or proceeding may be brought with respect to any Losses (as defined herein) unless written notice thereof, setting forth in reasonable detail each such Loss, shall have been delivered to the Seller prior to the expiration of the applicable survival periods set forth above and if such claim is not satisfied, action is brought by the Purchaser within the later of six months from the date of such notice or the expiration of the applicable survival period.





                  SECTION 5.2.  Indemnification by the Seller and CBC.
        (a) Subject to the limitations on the scope of CBC's indemnification that are set forth below, each of the Seller and CBC hereby agrees to indemnify, defend and hold the Purchaser, its officers, directors, agents and affiliates and, from and after the Closing, CBC (collectively, the "Purchaser's Indemnified Parties") harmless from and against any and all claims, losses, liabilities, costs, damages, interest, penalties, fines and expenses (including attorneys' fees and expenses incurred in connection with any of the foregoing and in seeking indemnification hereunder in any case in which such claim for indemnification results in judgment in favor of the Indemnitee) (collectively, "Losses") that they may suffer, sustain, incur or become subject to arising out of, in connection with or due to (i) any inaccuracy of any representation or warranty or the breach of any warranty, covenant, undertaking or other agreement of the Seller or CBC contained in this Agreement or the Schedules or any certificate delivered to the Purchaser hereunder, (ii) any liabilities of CBC existing immediately prior to the Closing or arising in respect of any period or event, condition, conduct, agreement (other than a Reorganized CBC Obligation), act or omission that occurred or existed prior to the Closing (and, in the case of any such agreement, any liability in connection thereunder that arises at any time whether before or after the Closing), including in respect of any of the operations or business or properties of CBC and its current or past subsidiaries or associated companies, or any other entity listed on Schedule 3.5(c), and regardless of actual or alleged fault or misconduct of or violation by any such entities or persons (except that in no event shall Purchaser be entitled to indemnification for Reorganized CBC Obligations), and including, without limitation:

                  (i) the matters that are described (or, if accurate disclosure with respect to any such matter was not made, that would properly have been described) on Schedules 3.7, 3.13, 3.14, and, to the extent that such Schedule makes reference to liabilities accruing prior to the Closing, 3.15(b)(i) (except that the Seller gives no indemnity against any order or judgment on appeal reversing the judgment issued by the United States Bankruptcy Court on September 1, 1995 in the case of Institut Pasteur and Genetic Systems Corporation vs. Cambridge Biotech Corporation, Adversary Proceeding No. 95-4074 (the "Genetic Systems Litigation") nor against any ensuing adverse order or judgment in such case (other than any monetary liability or judgment paid by Reorganized CBC to a party to such litigation as a result of conduct by CBC prior to the Closing);

                 (ii)  any matter referred to in Schedule 3.17(a)-(d);







                (iii) any Loss CBC may suffer in connection with or as a consequence of a breach of a representation or warranty contained in Section 3.19;

                 (iv) any product liability matters relating to products manufactured or sold by CBC prior to the Closing Date;

                  (v) any matters arising otherwise than in connection with the Diagnostics Business.

        and (iii) any event, condition, conduct, act or omission that occurs from and after the Closing in respect of the assets, operations or business or properties of the Seller and any subsidiaries of the Seller or associated companies, and regardless of actual or alleged fault or misconduct of or violations by any such entities or persons.

                  (b) Seller hereby agrees to indemnify, defend and hold the Purchaser and effective upon the closing, CBC and any Subsidiary (the "Indemnified Group") harmless from any Losses or Adverse Consequences arising out of or in connection with or due to the breach or inaccuracy of the representation and warranty set forth in Section 3.19(k) of this Agreement. "Adverse Consequences" for purposes of this Agreement include without limitation the failure of the Purchaser, CBC or any Subsidiary to be entitled to calculate the basis of the assets of CBC or any Subsidiary for Tax purposes pursuant to Treas. Reg. 1.338(h)(10)- l(e)(5). If the receipt or accrual of any indemnification payment hereunder is determined not to constitute a reduction of purchase price for Federal income tax purposes, Seller shall also pay to Purchaser a gross-up Tax Amount which shall be calculated by taking into account the hypothetical tax consequences of the receipt or accrual of such payment using the maximum rate applicable to the Purchaser for the relevant years.

                  (c) The Seller shall indemnify, defend and hold harmless the Indemnified Group from any Losses or Adverse Consequences arising out of or in connection with any claim that, due to any business arrangement or course of conduct adopted by CBC or a Subsidiary pursuant to order of the Bankruptcy Court prior to the Closing, or any representations made in connection with such arrangement or course of conduct, CBC or the Subsidiary is in breach of any obligation to any third party.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor CBC shall be liable under the indemnification provisions of Article V hereof, or otherwise have any liability, for any breach of representation or warranty set forth in Article III of this Agreement with respect to any matter arising after the date hereof to the extent that such breach of warranty or the falsity of the representation upon which such liability would be based is expressly disclosed in a written notice furnished to the Purchaser at least seven days





        prior to the Closing (as the same may be extended pursuant to Subsection (e) below) in a writing designated as updating the Schedules attached to the Information Letter (together, in each case, with accurate information and disclosure with respect to the particular matter involved) and identification of the representation and/or warranty concerned; provided, however, that any such misrepresentation or breach of warranty or covenant so disclosed to the Purchaser after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of the Purchaser to elect not to close the transactions contemplated by this Agreement as provided in Section 7.1 hereof retaining all such right as it may have to the Expense Reimbursement Fee and the Alternative Transaction Fee as provided in the Definitive Authorization (it being understood and agreed that if due disclosure is made as provided above of any such matter arising after the date hereof and despite such disclosure Purchaser elects to close, it shall thereby waive such misrepresentation or breach); provided further, however, that the provisions set forth in this paragraph shall not affect the right of the Purchaser to make the post-closing adjustments referred to in Section 2.6 hereof.

                  (e) The Seller and CBC agree as a separate covenant, promptly to notify the Purchaser in writing of any material inaccuracy or misrepresentation made by either of them in this Agreement (or contained in the Plan of Reorganization or the Disclosure Statement) of which either becomes aware prior to the Closing Date. In connection with disclosures pursuant to Subsection (d) above, each party may elect not more than once by notice to the other parties to extend the Closing Date for a period not to exceed seven days.

                  (f) From and after the Closing, CBC shall cease to have any liability for breach of representation or warranty under this Agreement, and shall have no liability with respect to any claim for indemnification under this Agreement, including such claims arising under this Article V. Moreover, as between the Seller and CBC, the Seller shall have no right to claim or receive contribution from CBC, nor shall the Seller have any other right to assert any other claim against CBC with respect to the representations and warranties made by the Seller and CBC in this Agreement, or covenants made by CBC pertaining to the period prior to the Closing.

                  SECTION 5.3. Indemnification by the Purchaser. Subject to the limits set forth in this Article V, the Purchaser agrees to indemnify, defend and hold the Seller and its agents and affiliates (collectively, the "Seller's Indemnified Parties") harmless from and against any and all Losses that they may suffer, sustain, incur or become subject to arising out of, in connection with or due to (i) any inaccuracy of any representation or warranty or the breach of any warranty, covenant, undertaking or other agreement of the Purchaser contained in this Agreement, or
        (ii) any event, condition, conduct, act or omission (not





        constituting a breach of any applicable provision hereof by the Seller or Old CBC) that occurs from and after the Closing in respect of the Assets, operations or business or properties of the Purchaser, or Reorganized CBC or any subsidiaries, and regardless of actual or alleged fault or misconduct of or violations by any such entities or persons.

                  SECTION 5.4. Procedure for Indemnification. The following procedures shall apply to any claim for indemnification under this Agreement:

                  (a) If a party entitled to be indemnified under this Agreement (an "Indemnitee") receives notice of the assertion by an unaffiliated third party (a "Third Party") of any claim or of the commencement by any Third Party of any action or proceeding (a "Third Party Claim") with respect to which another party hereto (an "Indemnifying Party") is obligated to provide indemnification pursuant to the terms of this Agreement, the Indemnitee shall give the Indemnifying Party prompt notice thereof after receiving notice of such Third Party Claim. The notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee's rights to indemnification hereunder solely to the extent that such failure materially prejudices the Indemnifying Party in the defense of such Third Party Claim. Except as otherwise provided herein, the Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which shall be reasonably satisfactory to the Indemnitee), any Third Party Claim if the Indemnifying Party shall have set forth in writing the basis for its obligation to indemnify for the liability asserted in such action (together with a reasoned statement of any reservations it may make as to such obligation) and shall provide such evidence of financial capacity to meet such obligations as the Indemnitee may reasonably require; provided, however, that the Indemnitee is hereby authorized to file any motion, answer or other pleading which it deems necessary or appropriate to protect its interests, and provided further that if the Indemnifying Party is the Seller or CBC, such Indemnifying Party shall cease to have the right to assume the defense (and shall permit the Indemnitee to assume any defense previously assumed by such Indemnitee) of any and all claims in respect of which indemnification may be sought under Section 5.2 if it shall appear, in the Purchaser's judgment after consultation with the Seller, that actual or reasonably foreseeable claims in respect of which such indemnification may be sought may exceed $2,000,000 in the aggregate or may affect title, ownership or property in excess of such value. Prior to entering into a final settlement or





        compromise or the entering of any judgment with respect to such a settlement or compromise with respect to such Third Party Claims, the Indemnifying Party shall notify the Indemnitee and shall obtain the Indemnitee's consent to such settlement, compromise or entry of judgment if such settlement, compromise or entry would result in any cost to the Indemnitee or (A) any action which could reasonably be expected to adversely affect (i) the business, financial condition or results of operations of the Indemnitee or
        (ii) the Indemnitee's method of doing business, or (B) the imposition of injunctive or other equitable relief upon the Indemnitee. If the Indemnifying Party elects to compromise or defend such Third Patty Claim, it shall, within the earlier of 30 days after receiving notice of the Third Party Claim or ten days prior to the date upon which an answer is required to be filed with respect to such Third Party Claim (but in no event earlier than the date on which the Indemnifying Party receives actual notice of the Third Party Claim), notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, in the compromise of, or defense against, such Third Party Claim and the Indemnitee shall make available (at reasonable times so as not to materially interfere with Indemnitee's business and operations) to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements, and the Indemnifying Party shall reimburse the Indemnitee for all its actual reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement; provided, however, that the Indemnitee shall have no obligation to compromise or defend against such Third Party Claim.

                  (b) If the Indemnitee shall reasonably conclude that its interests in such action are materially different from those of the Indemnifying Party or that it may have defenses that are different from or in addition to those available to the Indemnifying Party, the Indemnitee may use separate counsel to assert such defense and otherwise participate in the defense of such action. If the Indemnifying Party shall assume the defense with counsel satisfactory to the Indemnitee, the Indemnifying Party shall not be liable for any legal expenses (other than investigation expenses) subsequently incurred by the Indemnitee, unless the Indemnitee shall have employed separate counsel in accordance with the preceding sentence.

                  (c) The Indemnitee shall be entitled to receive from the Indemnifying Party interest at an adjusted rate per annum equal to the prime rate quoted in the Wall Street Journal plus one





        percent (calculated on a daily basis based on a year of 365 days for the actual days elapsed) on indemnifiable Losses hereunder. Such interest shall accrue from the date of the payment by the Indemnitee of the amount to be indemnified to the date on which the indemnity is paid by the Indemnifying Party.

                  SECTION 5.5. Production of Witnesses. Following the Closing, each party shall use all reasonable efforts to make available to the other party, upon written request, at reasonable time and locations its employees and agents as witnesses to the extent that any such person may be reasonably required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved, and the requesting party shall reimburse the other party for all out-of-pocket expenses reasonably incurred in connection therewith.


                                    ARTICLE VI

                                     COVENANTS

                  SECTION 6.1. Access and Information. (a) The Seller shall, and shall cause CBC to, permit the Purchaser and its agents, advisors and representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties, books and records (including due diligence materials), and officers, employees and consultants of CBC, and shall furnish, or cause to be furnished, to the Purchaser and its debt and equity financing sources and their respective agents, advisors and representatives any financial and operating data, including without limitation tax returns and information and accountants' work papers, and other information that is available with respect to the business and properties of CBC and the Subsidiaries, including, but not limited to such periodic financial and operating statements, as the Purchaser shall from time to time reasonably request. The Purchaser may, with the prior written consent of CBC, contact certain customers of and suppliers to CBC. A transition team shall be organized by the parties, and the representatives whom Purchaser may from time to time name to such team shall, in consultation with the representatives of Seller and CBC on such team and with appropriate advance notice have such ongoing access as Purchaser may reasonably request to all business operations of the Rockville Facility in order to inspect, monitor, observe and report to Purchaser as to the status of those operations and to permit Purchaser to consult with Seller and CBC as to maintenance of such operations in good condition and order.

                  (b) All information provided or obtained pursuant to clause (a) above shall be held by the Purchaser and Purchaser shall cause all those to whom Purchaser distributes such information to hold such information in accordance with and subject to the terms of the Confidentiality Agreement, dated May






        3, 1995, between the Purchaser and CBC (the "Confidentiality
        Agreement").

                  SECTION 6.2. Registrations, Filings and Consents. The Seller will, and will cause CBC to, and the Purchaser will cooperate and use their respective reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental or other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby.

                  SECTION 6.3. Conduct of Business. Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by the Purchaser, the Seller agrees to cause CBC to:

                  (a) operate the Diagnostics Business of CBC and the Subsidiaries and manage the Assets in the ordinary and usual course consistent with past practices and use reasonable efforts to preserve its properties, business and relationships with suppliers and customers;

                  (b) cooperate with the Purchaser in attempting to preserve for the Purchaser the benefit of CBC's previous business relationships with suppliers and customers of CBC; provided, however, that this Section 6.3(b) shall not be deemed to require CBC to pay any sums or to take any action inconsistent with CBC's prior practice;

                  (c) use all reasonable efforts to maintain in inventory quantities of raw materials, component parts, work in process, finished goods and other materials and supplies sufficient to allow CBC to continue to operate the Diagnostic Business after the Closing Date, free from any shortage of such items; and

                  (d)  refrain from taking any of the actions specified in
        Section 3.8 hereof.

                  SECTION 6.4. Notices and Consents. The Seller will cause CBC to give any notices to third parties, and will cause CBC to use its reasonable efforts to obtain any third-party consents, that are necessary to the consummation of the transactions contemplated herein or are reasonably requested by the Purchaser, including those consents set forth on Schedule 6.4.

                  SECTION 6.5. Fulfillment of Conditions. Each of the parties hereto shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.







                  SECTION 6.6. Retention of Books and Records. The books, records and documents pertaining to CBC in existence at the date hereof shall be duly retained in accordance with CBC's records retention policy and at the Closing all such books, records, records and documents as pertain to the Diagnostics Business or the Assets or are reasonably requested by Purchaser as required for conduct of the business of Reorganized CBC shall be retained by it at the Rockville Facility, at the Worcester Facility of Old CBC (on a temporary basis up to 90 days with access by CBC assured during office hours until removal by CBC) or at such other location as Purchaser may designate, or shall be transferred to Seller subject to separate agreement in writing by Seller and Purchaser. With respect to such of the aforesaid books, records and documents which shall be in the possession of Seller or Reorganized CBC from and after the Closing, each covenants that it shall retain in existence the same and make the same available after the Closing Date for inspection and copying by the other or its agents at such party's request and expense, upon reasonable notice. No such books, records or documents shall be destroyed by the party prior to the sixth anniversary of the Closing Date nor shall any such documents be destroyed at any time without prior written notice to the other parties hereto in writing and giving such parties a reasonable opportunity to obtain possession thereof.

                  SECTION 6.7. Further Assurances. At any time after the Closing Date, the Seller and the Purchaser shall, and the Purchaser shall cause CBC to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Purchaser or the Seller, as the case may be, and necessary for the Purchaser or the Seller, as the case may be, to satisfy their respective obligations hereunder.

                  SECTION 6.8. Hart-Scott-Rodino. Each party shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form (the "Report") required, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the sale and purchase of the Shares. If the Purchaser concludes the HSR Act is applicable, it shall so notify CBC and each party hereby covenants to prepare and file the Report required to be filed by it no later than the tenth business day following such notification by Purchaser, to cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Any applicable fees will be shared equally by the Seller and the Purchaser.

                  SECTION 6.9. Subsequent Financial Statements and General Ledger. The Seller and CBC shall prepare and deliver to the Purchaser for its review the following financial information for the following periods (the "Subsequent Financial Statements"),





        the financial statements to be audited where indicated and the financial information to pertain to the business and operations of only the Rockville Facility where indicated below.

             12 months consolidated financial statements ended
             December 31, 1995 (audited);

             An income statement and list of assets for the 12 months ended December 31, 1995 (Rockville Division);

             Monthly statements of revenue for each month subsequent to March, 1996 (Rockville Division);

             Monthly statements of income and expense and list of assets for each month subsequent to March 1996 (Rockville Division);

             Quarterly income statements and list of assets for each quarterly period subsequent to the period ended December 31, 1995 (Rockville Division);

             Quarterly financial statements for each quarterly period subsequent to the period ended December 31, 1995
             (Consolidated).

        Such financial information shall be delivered to the Purchaser,
        (i) in the case of audited year-end financial statements, within 93 days after the end of the fiscal year, (ii) in the case of quarterly financial statements, within 47 days after the end of the fiscal quarter and (iii) in the case of monthly statements of revenue within 14 days after the end of the month; (iv) in the case of monthly statements of income and expense and list of assets within 21 days after the end of the month; and (v) in the case of quarterly income statements and list of assets (Rockville Division) within 30 days after the end of the quarter. The Seller and CBC shall also deliver to Purchaser promptly upon request such draft financial statements as have been prepared to the date of any such request with respect to any such period (or other period as may be covered by any such draft financial statements).

                  The Seller and CBC shall also deliver to the Purchaser CBC's general ledger no later than the day prior to the Closing Date which shall reflect that CBC has processed and posted all ordinary course transactions and accrued appropriate amounts for payroll through the day prior to the Closing Date ("Closing Date General Ledger") all business of CBC being suspended from the last such entry in the General Ledger up to and through the Closing.

                  SECTION 6.10. Other Transactions. Except as provided in this Agreement and in the Order, neither CBC nor the Seller shall sell or transfer, or agree to sell or transfer, or enter into any negotiations to sell or transfer, any of the Shares or any interest in the Shares and shall keep the Shares free and clear of all liens, charges and encumbrances and voting agreements, commitments, agreements, understandings and





        arrangements of every kind except as may be set forth in the Plan of Reorganization until the earlier of the Closing or termination of this Agreement.

                  SECTION 6.11. Employees and Employee Benefits. (a) The Purchaser agrees that, until six months after the Closing it shall use reasonable efforts to, and shall cause CBC to use reasonable efforts to, continue to retain the employees at the Rockville Facility, and to provide three months' notice of any termination, subject, in each case, to any exceptions as circumstances may require.

                  (b) Prior to the transfer of the Shares hereunder, the Seller shall offer employment to each of those employees regularly based at the Worcester Facility as it may wish to engage and to such other identified employees as it may solicit with the written consent of Purchaser, on terms no less favorable to each such employee than those terms currently in effect, and the employment of such employees by CBC shall cease prior to the Closing. At the time of such termination, such terminated former employees will cease to be active under any employee benefit plan, agreement, commitment, practice or arrangement of any type which is maintained or sponsored by CBC (including any plan subject to ERISA), and the Seller will be responsible for all benefits, if any, otherwise payable in accordance with the terms of such plans, agreements, commitments, practices or arrangements with respect to events occurring or services provided before the Closing Date. Neither CBC nor the Purchaser shall have any responsibility for any employee benefits for former employees of CBC employed by the Seller with respect to events occurring or services provided on or after the Closing Date, and the Seller shall assume, and indemnify and hold harmless the Purchaser, CBC and their affiliates from and against, any and all Losses with respect to such benefits. The Seller shall have no responsibility for any employee benefits for employees that continue to be employed by CBC with respect to events occurring or services provided on or after the Closing Date, and CBC and the Purchaser shall assume, and indemnify and hold harmless the Seller from and against, any and all Losses with respect to such benefits.

                  (c) Prior to Closing, CBC shall establish in such manner as shall be reasonably directed by Purchaser a tax-qualified individual account plan (the "CBC's 401(k) Plan"), which plan shall be substantially similar to the Cambridge Biotech Corporation 401(k) Savings Plan (the "Cambridge 401(k) Plan") and which shall cover employees that continue to be employed by CBC on and after the Closing Date (the "CBC Participants"). On or before Closing, Seller shall cause in such manner as shall be reasonably directed by Purchaser the trustee of the Cambridge 401(k) Plan to transfer assets equal in value to the accounts of CBC's Participants in the Cambridge 401(k) Plan to the trustee under the trust agreement forming a part of CBC's 401(k) Plan. Immediately after such transfer, (i) each participant's account balance in CBC's 401(k) Plan or the Cambridge 401(k) Plan, as the case may





        be, shall equal the account balance of such participant in Cambridge 401(k) Plan immediately prior to such transfer, (ii) the value of the assets in the CBC's 401(k) Plan shall equal the sum of the account balances for all participants in that plan and
        (iii) the value of the Assets in the Cambridge 401(k) Plan shall equal the sum of account balances for all participants in that Plan. Seller shall cause to be made any and all filings with the submissions to the appropriate governmental authorities required to be made in connection with such transfer. Seller shall on the Closing Date assume the Cambridge 401(k) Plan in its entirety, including any and all obligations and operations on and after the Closing Date and shall indemnify and hold harmless the Purchaser, CBC and their affiliates from and against, all Losses with respect to the operation or obligations of the Cambridge 401(k) Plan with respect to events occurring or services provided prior to the Closing Date. Each party shall bear its own expenses, including expenses of counsel, in connection with the transactions set forth in this paragraph. Prior to the transfer of assets from the Cambridge 401(k) Plan to CBC's 401(k) Plan, Seller shall conform the Plan document to reflect the amendment of the Cambridge 401(k) Plan to cease matching contributions effective as of July 7, 1994.

                  (d) The Seller shall be responsible for providing, or causing CBC to provide, all notices required to be given to such employees to be terminated by CBC under the Worker Adjustment and Retraining Act of 1988, as amended, and shall indemnify and hold harmless the Purchaser and CBC from and after the Closing in respect of any Losses attributable to failure to give any such notices that may have been required to be given prior to the Closing Date.

                  (e) Seller shall deliver to Purchaser prior to Closing, copies of IRS Form 5500s for the 1991 through 1994 plan years for each Plan (as defined in Section 3.16) which is not exempt from the IRS Form 5500 reporting requirements. Each such IRS Form 5500 shall be complete and accurate in material respects. Seller shall also deliver to Purchaser prior to Closing evidence that each such IRS Form 5500 has been filed with the appropriate government agency.

                  (f) In connection with Seller's covenants under Section 6.11(e), prior to Closing, Seller shall have a reputable accounting firm perform an audit and produce an audit report, as required under Section 103(a)(3) of ERISA, covering the 1995, 1994 and 1993 plan years of the Cambridge 401(k) Plan. The audit report shall be submitted to the appropriate government agencies prior to Closing, concurrently with IRS Form 5500s for the 1994 and 1993 plan years of the Cambridge 401(k) Plan. Each such IRS Form 5500 shall reflect the audit report and the accountant's opinion contained therein, and shall contain such information so that it is complete and accurate in material respects. Seller shall not have satisfied its covenant to have a reputable accounting firm produce an audit report if the accountant's opinion contained in the audit report is other than "unqualified"





        (within the meaning of Item 26(b)(1) of 1994 IRS Form 5500) for the entire period covered by the audit report; except, however, that Seller shall have satisfied such covenant if the accountant's opinion is other than "unqualified" and any liabilities resulting from such opinion being other than "unqualified" are disposed of to Purchaser's reasonable satisfaction by an order issued pursuant to Section 6.11(g).

                  (g) Prior to Closing, Seller shall obtain orders of the Bankruptcy Court (i) approving the transfer of assets described in
        Section 6.11(c) and (ii) declaring any and all penalties, taxes or other Losses arising out of or in connection with the IRS Form 5500s described in Section 6.11(e) ("Plan Penalties") to be, as the case may be, paid, discharged, or zero in amount or otherwise determining in terms reasonably satisfactory to Purchaser that Reorganized CBC shall be free and clear of all Plan Penalties. Such orders shall direct that they be furnished to the Internal Revenue Service and the Department of Labor. Seller shall indemnify and hold harmless the Purchaser, CBC and their affiliates from and against all penalties, taxes or other Losses described herein. In this regard, Reorganized CBC shall also be protected by the order of the Bankruptcy Court referred to in
        Section 6.12 which shall provide in general terms or otherwise to the reasonable satisfaction of the Purchaser that, except as otherwise provided herein, Reorganized CBC shall be free and clear of all claims arising out of or in connection with conduct or obligations of CBC and Seller prior to the Closing including, without limitation, such claims relating to the Benefits Plans and that all such claims shall be discharged or shall attach to Seller as of the Closing.

                  SECTION 6.12. Certain Matters. (a) CBC shall seek orders of the Bankruptcy Court pursuant to such procedure and upon such prior notice and disclosure to interested parties as Purchaser shall reasonably consider necessary to assure the binding effect of such orders upon such parties, (1) establishing a bar date for the filing of any and all claims arising after the commencement of CBC's Bankruptcy Case with respect to all executory contracts, licenses, unexpired leases and other agreements included in the Assets or to be assumed by Reorganized CBC under the Plan of Reorganization; (2) providing that, upon confirmation of such Plan, the Assets shall vest in CBC free and clear of all claims and interests of creditors and equity security holders, except as may be otherwise provided in this Agreement; that Seller, not CBC, shall be responsible for payment of all claims of the kind described in Section 503(b) of the Bankruptcy Code; (3) approving CBC's assumption of all executory contracts and unexpired leases included in the Assets and finding and concluding that each of such executory contracts and unexpired leases is free of any default, except that if any such default(s) shall have occurred, the same shall have been duly cured or adequate assurance of prompt cure shall have been provided through arrangements duly approved by the Bankruptcy Court and to take effect not later than concurrently with the consummation of the





        Plan of Reorganization, and in consequence of such absence of default, cure or adequate assurance of prompt cure, each such contract or lease shall be in full force and effect; (4) barring and enjoining all interested parties from asserting by way of litigation before any tribunal any claim against CBC or any Subsidiary that is discharged under the Plan or that the Plan provides is to be the responsibility of Seller, not CBC, including any claim that any contractual arrangement, agreement, or course of dealing adopted by the Debtor pursuant to or in implementation of order of the Bankruptcy Court in the course of the Bankruptcy Case, constitutes or will constitute after consummation of the Plan a breach of any executory contract constituting a part of the Assets.

                  (b) Seller shall cause CBC in the course of the bankruptcy proceedings, to reject under Section 365 of the Bankruptcy Code the Development/Supply Agreement dated June 29, 1992, between Syva Company ("Syva") and CBC, and all exhibits and schedules thereto (whether any such exhibit or schedule constitutes an independent agreement for purposes of the application of such Section 365), except that Seller undertakes that it shall cause CBC with approval of the Bankruptcy Court validly to assume under such Section 365 the License Agreements dated such date between Syva, Syntex (U.S.A.) Inc. and CBC set forth in Schedules H and J to such Development/Supply Agreement (the "H and J Agreements") and Seller shall indemnify Purchaser and Reorganized CBC against any failure to fulfill the undertaking as to assumption of the H and J Agreements and if such agreements are rejected any rejection damages shall be discharged at or prior to the Closing or shall attach to Seller, not Reorganized CBC.

                  (c) Seller shall cause CBC to assume (i) the License from NTIS to Biotech Research Laboratories, Inc. (jointly with E.I. du Pont de Nemours and Company) originally dated June 19, 1984 as the same has been amended from time to time to date, (ii) the License from NTIS to CBC dated June 15, 1988, and (iii) the License from NTIS to CBC dated February 1, 1989.

                  (d) As provided in paragraph (b) above, CBC shall reject pursuant to the Plan of Reorganization the executory contracts with Syva providing for the supply of certain product there referred to. It is understood and agreed between Seller and Purchaser, however, that CBC shall be prepared to supply Recombigen HIV-1-EIA and HIV-1/2 EIA to Ortho Diagnostic Systems, Inc. ("Ortho") and certain existing direct customers identified on
        Schedule 6.12 and Microtrak HIV-1-EIA and HIV-1/2 EIA to Syva during the period commencing at the Closing which may continue through December 31, 1996 subject to terms to be agreed and provided that Seller shall provide toll manufacturing services to Purchaser on satisfactory terms to be agreed. In connection with such supply, CBC shall arrange for use of the trade name Recombigen and such name shall remain applicable while inventory from such supply remains on hand to December 31, 1997 or a later date if CBC so elects.





                  (e) In order to permit Reorganized CBC to build necessary inventories of rp2le, provided that a firm order is received from Reorganized CBC on or prior to September 30, 1996 (or if the Closing occurs subsequent to that date, promptly after the Closing provided that Purchaser shall have acted reasonably to advise Seller as to the projected needs of Reorganized CBC on or prior to September 30), Seller shall manufacture for and deliver to CBC such quantity of rp2le in good and merchantable form consistent with applicable regulatory requirements for the intended use (including applicable outdate requirements which shall not be less than two years after December 31, 1997 and at least at such purity and quality levels as are consistent with past practice of CBC) as CBC may order from 500 milligrams up to 5 grams at the price of $140 per milligram FOB Seller's facility at Worcester, Massachusetts, such delivery to take place in accordance with a schedule indicated by Purchaser in its order but providing at least 90 days from the date of such order for manufacture and delivery.

                  (f) The Seller will allow the Reorganized CBC to use its accounting and financial information software package (the "Software") and to access its mainframe computer (the "Mainframe") to run the Software until December 31, 1996. Reorganized CBC or Purchaser will pay any out-of-pocket costs incurred by the Seller solely by reason of Reorganized CBC's use of the Software or access to the Mainframe. During such period as both the Seller and Reorganized CBC are using the Software and/or accessing the Mainframe, they shall share on an equal basis any applicable licensing or maintenance fees at applicable rates as previously disclosed by CBC in writing and for any period when only one party is so benefitting it shall bear all such applicable costs. Seller will provide during the transition period between the date hereof and the Closing training for two people for two days each in each of the accounts payable and customer support areas. Reorganized CBC will engage an independent contractor, at its own expense, to construct security measures such as are necessary to separate the data relating to the Diagnostics Business from the Seller's data and which prevent access by Reorganized CBC to the Seller's data or by the Seller to the data relating to the Diagnostics Business. The Seller shall not be liable to the Purchaser, Reorganized CBC or any third party for any damages or costs incurred as a result of Reorganized CBC's use of the Seller's Software or Mainframe, except in the case of willful misconduct.

                  SECTION 6.13. Section 338(h)(10) Election. (a) The Seller will join with the Purchaser in making an election under Sections 338(g) and 338(h)(10) of the Code or any similar state or local law provision in any state or states as the Purchaser may designate or as shall be required, with respect to the sale of the Shares to the Purchaser hereunder (collectively the "Section 338(h)(10) Election"). The Seller and the Purchaser shall jointly make an election on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service under Section 338(h)(10) of the Code, concerning the transactions





        contemplated by this Agreement. The Purchaser shall, with the assistance and cooperation of the Seller, prepare all Section 338(h)(10) forms in accordance with applicable tax laws.

                  (b) The Seller and the Purchaser will allocate the "Modified Aggregate Deemed Sale Price" as computed under Treasury Regulations (or similar state or local law provisions) (including any portion of the Tax Increment properly treated as consideration for the Shares) among CBC's assets for tax purposes in accordance with the Purchaser's and Seller's reasonable determination of their fair market values (the "Price Allocation"), which Price Allocation shall be delivered to the Seller. The Seller and the Purchaser agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return.

                  The Purchaser will have the right, at its expense, to defend against and control the disposition of any challenge (a "Challenge") by any taxing authority to the allocation of the Modified Aggregate Deemed Sales Price referred to in the preceding paragraph if the defense of the Challenge can be separated from any challenge to, or audit of, other issues in the tax returns of the Seller or CBC. If the defense cannot be so separated, the Seller will contest the Challenge and use their best efforts to cause the reporting positions taken at the Purchaser's direction in connection with the above matters to be upheld. The Seller shall consult with the Purchaser concerning all action to be taken in such contest, and shall not settle any Challenge without the Purchaser's consent, which consent shall not unreasonably be withheld by the Purchaser. The Seller will advise the Purchaser promptly upon receipt of any formal or informal notice of a Challenge.

                  (c) without the prior written consent of the Purchaser, neither the Seller, CBC nor any Subsidiary shall, to the extent it may affect or relate to CBC or any Subsidiary, make any election other than the Section 338(h)(10) Election, change any election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability or decreasing any Tax asset of CBC or any Subsidiary.

                  (d) The Seller shall include CBC and any Subsidiaries through the close of business on the Closing Date in those state and local tax returns that are filed on a consolidated, combined or unitary basis.

                  (e) The Seller will pay any and all federal, state, local or foreign Taxes, including any liability of CBC or any





        Subsidiary for Taxes attributable to the making of the Section 338(h)(10) Election, and will indemnify the Purchaser, CBC and any Subsidiary against any Losses or Adverse Consequences arising out of any failure to pay such Tax.

                  SECTION 6.14. Other Tax Matters. (a) Tax Periods Ending on or Before the Closing Date. The Purchaser and the Seller at the Seller's expense shall jointly prepare or cause to be prepared and file or cause to be filed all Tax Returns for CBC and any Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall pay to the Purchaser for Taxes of CBC and Subsidiary with respect to such periods within fifteen (15) days after demand by the Purchaser or CBC and its Subsidiaries of such Taxes.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of CBC and any Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Purchaser within fifteen (15) days after demand by the Purchaser or CBC an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ending on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of CBC and its Subsidiaries.

                  (c)  Cooperation on Tax Matters.

                  (i) The Purchaser, CBC and any Subsidiary and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a





             mutually convenient basis to provide additional information and explanation of any material provided hereunder. CBC and any Subsidiary and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to CBC and any Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods provided that in the event there is a net operating loss incurred in such year, the relevant books and records must be retained until the expiration of the statute of limitations (and to the extent notified by Purchaser or Seller, any extensions thereof) of the year which is the last year to which the net operating loss could be carried forward as provided by law, and to abide by all record agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, CBC and any Subsidiary or the Seller, as the case may be, shall allow the party to take possession of such books and records.

                 (ii) The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                (iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

                  (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Seller, CBC and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, CBC and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                  (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.





                  SECTION 6.15. Covenant Not To Compete. Except as set forth on Schedule 6.15, for a period of five years from and after the Closing Date, neither the Seller nor any entity in which the Seller after the Closing Date holds an equity interest equal to or greater than 25% of such entity's outstanding equity will engage or be engaged in the retroviral diagnostic business or any other line of business in which Reorganized CBC is engaged immediately after the Closing. The Seller acknowledges that a violation on its part of this Section 6.15 would cause immeasurable and irreparable damage to CBC and the Purchaser, and accordingly acknowledges that the Purchaser and CBC shall be entitled to injunctive relief for any actual violation of such covenant in addition to any remedies it may otherwise have. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  SECTION 6.16. Licenses and Sublicense. (a) Effective as of the Closing, CBC hereby grants to the Seller a fully paid-up, royalty free, nonexclusive sublicense to make, use and sell products and processes in the vaccine, therapeutic and related research use fields only under U.S. Patent # 4,734,362 and foreign counterparts (protein purification patent) and to make, use and sell products in the veterinary diagnostics field of use only under U.S. Patent # 4,753,873 and foreign counterparts (peptides for the diagnosis of HTLV-III antibodies, their preparation and use). Such licenses shall continue for the term of the applicable patent in each country wherein the same has issued or may issue, without right to sublicense.

                  (b) Effective as of the Closing, CBC grants to the Seller a nonexclusive sublicense to make, use and sell products or processes in the vaccine, therapeutic and related research use fields of use only under U.S. Patents 4,725,669 and 5,068,174 (Harvard gpl20 and p27) and any foreign counterparts subject to all applicable limitations on sublicensees under the License Agreement dated May 1, 1987 between the President and Fellows of Harvard College ("Harvard") and CBC as such agreement is amended to and in effect on the date of this Agreement ("Harvard License"). Seller and Purchaser agree to consult as to renegotiation of the Harvard License in order to accomplish mutual objectives and in this connection Purchaser will give due consideration to negotiating positions previously taken by CBC with Harvard which have been communicated to Purchaser in writing and will not unreasonably withhold its consent to those positions





        but Seller shall not cause or permit CBC to agree to, and CBC shall not agree to any amendment, alteration or termination of the aforesaid Harvard License or any other license, contract, agreement or lease constituting a part of the Assets without Purchaser's prior written consent. In connection with the negotiations with Harvard, Purchaser will lend support to Seller's request for the right to grant sublicenses for therapeutic and vaccine uses only and in the event such right is granted Purchaser will cause Reorganized CBC to relinquish the right to grant sublicenses under the Harvard License (other than sublicenses of the invention claimed under U.S. Patent Application Ser. No. 789,126 ("Green Monkey" patent)) for therapeutic and vaccine uses otherwise than to affiliates of Reorganized CBC and without authorizing such affiliated sublicensees to grant further sublicenses (for this purpose affiliate means any company, partnership or other entity controlling, controlled by or under common control with Reorganized CBC and control refers to possession of half or more of the equity, ownership, or voting control or the ability to cause the election or designation of half or more of any board, committee or group having the direction of the business concerned), any sublicense to such an affiliate to cease if affiliate status ceases, provided that Seller shall make available without interruption of rights a sublicense of the same technology on reasonable terms and conditions no less favorable to such former affiliate than those then being currently offered by Seller for sublicenses of such technology; notwithstanding the foregoing provision as to cessation, any sublicense to Transgene S.A. ("Transgene") shall not cease but shall continue in effect for the benefit of Transgene and any successor even if Transgene or such successor should cease to be a Reorganized CBC affiliate, and any sublicense to a Reorganized CBC affiliate controlled by Transgene or such successor shall continue in effect so long as such affiliate status or such control continues.

                  The term of the sublicense to Seller under the Harvard License shall be coextensive with the term of the Harvard License and the royalty rate payable to CBC shall be 3% of Seller's net sales as defined in the Harvard License or such lesser percentage as may be authorized pursuant to a formula applicable under such license permitting reduction of royalty in connection with sales of products requiring payment of multiple royalties, provided, however, that in no case shall the royalty be fixed at a lower rate than that necessary to prevent a reduction of the royalty rate payable by previous sublicenses of Cambridge under provisions assuring them treatment on the same basis as afforded more favored licensees. Purchaser and Seller agree that within a reasonable time after the Closing they shall consult together with Harvard and the portion of royalties received by CBC to be remitted to Harvard shall be determined by agreement between CBC and Harvard. Purchaser represents that subject to satisfactory conclusion of such discussions it would be prepared to remit as much as the full 3% royalty rate to Harvard and would have no objection if Harvard is prepared to accord Seller, as sublicensee, the right to grant further sublicenses within the field of use authorized by the





        sublicense to Seller and on terms permitting a reasonable sharing of royalties between Harvard, Seller and CBC. As an alternative arrangement, in the event of failure of the negotiations contemplated above, Purchaser will be prepared to cause Reorganized CBC to grant sublicenses for nondiagnostic uses only to selected customers or co-venturers of Seller on reasonable terms and conditions and on a basis assuring Reorganized CBC a fair return for its role in such transactions, based on administrative compensation as provided in Subsection (d) hereof, and subject to the maximum there referred to except that such maximum will be subject to renegotiation in good faith if required to fully compensate for the administrative burden to CBC.

                  (c) The Seller acknowledges its familiarity with the terms and conditions of the Harvard License and agrees that it will abide by all provisions therein applicable to sublicensees thereunder, and such provisions are agreed to as if set forth herein in full. Seller as sublicensee shall also comply with all such reporting requirements and customary sublicense provisions as Purchaser may reasonably request to assure full and timely compliance with all obligations under the Harvard License. The Seller indemnifies CBC in full for any liability (including attorneys' fees) CBC may incur in connection with Seller's exploitation of the rights granted under these sublicenses.

                  (d) Royalties Collected by CBC or Seller (if Allowed to Sublicense) Under the Harvard License. Royalties Paid by CBC's sublicensees under the Harvard License pursuant to sublicense agreements entered into prior to the date hereof (as set forth on Schedule 6.16(d) "Existing Harvard Sublicenses") shall be collected by CBC and such collections ("Collections") shall be applied as set forth in this Subsection (d). As used in this subsection, Net Sales means Net Sales as defined in the Harvard License; the term "Seller Harvard Net Sales" means, for a given calendar year, (i) all net sales on which royalties are payable to CBC in respect of Existing Harvard Sublicenses, (ii) all Net Sales on which royalties are payable to or for the benefit of Seller in respect of any sublicenses of the Harvard License granted hereafter, and (iii) all royalties payable by Seller to CBC in respect of the sublicense of the Harvard License granted hereby to Seller. As used in this subsection, the term "CBC Harvard Net Sales" means, for a given calendar year, (i) all Net Sales on which royalties are payable to CBC under sublicenses of the Harvard License granted by CBC after the date hereof (other than any amounts thereof paid to or for the benefit of Seller), and
        (ii) all Net Sales of CBC on which royalties are payable in respect of the Harvard License; provided, however, that the term CBC Harvard Net Sales shall in all cases exclude Net Sales of Licensed Products as defined in the Harvard License which are Licensed Products solely because they are made, used or sold pursuant to rights claimed under the Green Monkey patent. As used in this subsection, the term "Harvard Expense" means, for a given calendar year, the sum of (i) the amounts (licensing fees, minimum royalties) owed by CBC to Harvard with respect to the patents





        licensed by the Harvard License, and (ii) the patent prosecution expenses for which CBC is responsible for under Section 7.1 of such Harvard License, in both cases excluding from such amounts and expenses those related to Green Monkey patent. For each calendar year the percentage that Seller Harvard Net Sales constitute in relation to the sum of Seller Harvard Net Sales and CBC Harvard Net Sales shall be determined and the same percentage of Harvard Expenses for such year ("Seller's Share") shall be paid by application of collections made in such year. A further 1O% of such collections shall be retained as an administrative fee, not to exceed $25,000 for any year. The balance of such collections shall be payable to Seller. In the event that Collections are insufficient to cover Seller's Share, Seller shall not be required to contribute any deficiency.

                  CBC and Seller shall cooperate to achieve the foregoing sharing of revenues and expense. Within sixty days after the end of each calendar year, CBC shall remit to Seller any sums due Seller with respect to the previous year together with a statement of receipts and applicable charges and costs. In the event that Collections are substantially in excess of expectations the Discretionary Advance Payment Procedure referred to in subsection
        (e) below shall be applicable.

                  (e) Royalties Collected by Reorganized CBC under the Cottingham License. Royalties paid by Hoffman-La Roche Ltd. as sublicensee pursuant to sublicense agreements dated July 23, 1986 and August 19, 1986 and by Hoffman-La Roche, Inc. as sublicensee pursuant to Sublicense Agreement dated March 29, 1991, all such sublicense agreements being under the license agreement dated February 2, 1982 between Hugh Cottingham and Angenics Inc., as such agreement is amended to, and in effect on, the date of this Agreement (the "Cottingham License"), shall be collected by Reorganized CBC. With respect to such royalties received in any year, Reorganized CBC may retain an administrative fee of 5% (but not to exceed $10,000.00), shall pay the licensor his share of such royalties (taking into account as a credit against such royalties pursuant to the Cottingham License minimum royalties previously paid), shall pay patent maintenance expenses required by the Cottingham License, and shall remit the balance, if any, to Seller. In the event Reorganized CBC shall derive royalties from sublicenses under the Cottingham License other than from Hoffman-La Roche, Reorganized CBC shall contribute pro rata to said patent maintenance expenses. Within sixty days after the end of each calendar year, Reorganized CBC shall remit to Seller any sums due Seller with respect to the previous year together with a statement of receipts and applicable charges and costs. In the event that, prior to the end of the year, it shall be clear to Reorganized CBC that a balance will be due to Seller, Reorganized CBC shall from time to time make a good faith estimate of the portion of such balance on hand, and in its reasonable discretion may make payments to Seller from such balance on hand in advance of the date referred to above ("Discretionary Advance Payment Procedure").





                  (f) Bacula. Effective as of the Closing, Seller hereby grants to CBC and Purchaser a fully paid-up royalty free, nonexclusive sublicense to make, use and sell products and processes in the diagnostics and research fields only under U.S. Patent Application No. 08/029402 Bacula Virus Vectors for Expression of Secretory Membrane Based Proteins and foreign counterparts, continuations, divisions, continuations in part. Seller makes no representations with respect to the technology embodied in such application and specifically disclaims all warranties thereto.

                  SECTION 6.17. Certain Discussions. In addition to ongoing discussions concerning contractual relationships of CBC's Subsidiary, it is understood that prior to the Closing the Purchaser may with the prior written consent of CBC (such consent not to be unreasonably withheld) seek to restructure certain arrangements with third parties relating to the Diagnostics Business in order to achieve optimal business arrangements with effect upon or after the Closing, and in the event that any agreement for such restructuring is achieved, Seller and CBC shall make such disclosure thereof to the Bankruptcy Court with such notice to third parties as the Purchaser may reasonably request in writing in connection with the assumption of any executory contract or unexpired lease constituting a part of the Assets; if such request is unreasonable because untimely or otherwise inappropriate, and bankruptcy counsel to CBC so advises, Seller and CBC may decline to comply with such request and the parties shall consult in good faith as to the appropriate course to achieve mutual objectives of security of the Assets and success of the Plan of Reorganization.

                  SECTION 6.18. Contract with Ortho Diagnostics. In addition to its obligations under such other provisions hereof as may be applicable, Seller specifically covenants that as of the Closing, Reorganized CBC shall have no liability for damages to Ortho Diagnostics Systems, Inc. ("Ortho") for debts or other payables accruing prior to the Closing upon any contract, purchase order or other agreement, whether by way of set off against amounts falling due from Ortho to CBC or Reorganized CBC or otherwise, and Seller indemnifies Reorganized CBC against any such claim. CBC and Seller further agree that during the period from the execution hereof to the Closing they shall use best efforts in consultation with and as reasonably directed by Purchaser to obtain Ortho's agreement to an amendment (the "Amendment") to the License Supply and Development Agreement among CBC, Ortho and Chiron Corporation dated March 30, 1993 (the "Ortho Agreement"), such Amendment to be in form substantially similar to the draft dated April 1, 1996 (the "Draft") furnished to the Purchaser (or in such other form as is reasonably acceptable to Purchaser and
        CBC) and Seller and CBC represent that they shall, if requested by Purchaser, seek to negotiate a reasonable period for supply by CBC to Ortho that is longer than that provided in the Draft. CBC and Seller represent to Purchaser that, based on prior discussions with Ortho, they believe that the provisions of the Draft with





        respect to distribution and pricing are acceptable to Ortho and that the parties have not reached agreement on all other items of the Draft including obligations of Ortho to manufacture. The Chief Executive Officer of CBC has been conducting the negotiations with Ortho, with respect to the Amendment and has not been told by Ortho that Ortho has plans to discontinue distribution of the HTLV-I (rp2le enhanced) EIA product or is considering such a plan. It is understood and agreed between Purchaser and Seller that such Amendment should at a minimum contain supply and pricing provisions at least as favorable to CBC as those of the Draft. In the event that Seller and CBC are unable to accomplish the execution of the Amendment, Purchaser and Seller shall consult as to strategic and tactical matters with respect to assumption, termination or rejection of the Ortho Agreement. If Purchaser in consultation with bankruptcy counsel determines that there are reasonable grounds to terminate the Agreement and notifies CBC to such effect on or prior to May 15, 1996 then CBC shall deliver a termination notice to Ortho. Purchaser and CBC shall cooperate with respect to any proceedings with Ortho respecting assumption, termination or rejection. CBC shall allow Purchaser reasonably to direct the conduct of any proceedings including structuring any proceedings in order to preserve CBC's right to reject the Agreement provided that such proceedings do not interfere with the ability of CBC to have its Plan of Reorganization confirmed in a timely manner and provided further that Purchaser and/or Reorganized CBC shall be responsible for all costs and expenses of the proceedings (other than costs incurred in such connection in the Bankruptcy Case that are not substantially in excess of those CBC would normally incur in connection with actions it might take independently of Purchaser's wishes to resolve the matter of the Ortho Agreement), any rejection damages if the Agreement is rejected (to the extent that CBC as Debtor-In-Possession or Seller would otherwise be required to satisfy or make payment in discharge of such rejection damages) and shall bear the risk of an unfavorable result of any such proceedings as to the Ortho Agreement except as to the liability for damages referred to in the first sentence of this section. In the event the Agreement is terminated or rejected Reorganized CBC shall benefit from any rights arising or resulting from such termination or rejection after the Closing and Annex B shall be deemed amended to reflect such occurrence.


                                    ARTICLE VII

                                    CONDITIONS

                  SECTION 7.1. Condition to the Purchaser's Obligation. The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or waiver by the Purchaser on or prior to the Closing of the following conditions:

                  (a) The waiting period under the HSR Act, if applicable, shall have expired.





                  (b) The representations and warranties of the Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                  (c) The Seller shall have performed (or shall have caused CBC to perform, as appropriate) in all material respects all obligations required to be performed by either the Seller or CBC under this Agreement at or prior to the Closing Date, including those transactions set forth herein and in the Plan of Reorganization.

                  (d) Since the date hereof, no event or events, individually or in the aggregate, having or which could reasonably be expected to result in a Material Adverse Effect shall have occurred.

                  (e) All the directors, officers and consultants of CBC immediately prior to the Closing Date shall have delivered to CBC their respective resignations effective as of the Closing Date.

                  (f) There shall be no pending or threatened court action or proceeding by any federal or state governmental authority challenging the consummation of the transaction, nor any order issued by the Bankruptcy Court or the United States District Court or any other court having jurisdiction in the premises which order stays the Order of the Bankruptcy Court confirming the Plan of Reorganization or otherwise restrains, enjoins or prevents the consummation of the Plan or any action necessary for such consummation, and the time to appeal from the order confirming the Plan shall have expired with no appeal taken or, if any appeal shall have been taken, the same shall have been withdrawn or dismissed or the Closing as proposed to be conducted together with such other transactions as contemplated by the Plan which have been conducted prior to the Closing or would be conducted simultaneously therewith would be such as, in the aggregate, to constitute substantial consummation of the Plan within the meaning
        of 11 U.S.C.   1101 unless there is reasonable basis to believe
        that despite such substantial consummation such pending appeal would not be moot.

                  (g) The Seller and CBC shall have procured all the consents of third parties specified in Schedule 6.4.

                  (h) The Bankruptcy Court shall have given all such approvals as may be required in connection with the transactions contemplated hereby, including confirmation of the Plan of Reorganization, and the Plan of Reorganization shall have been
        substantially consummated within the meaning of 11 U.S.C.   1101
        concurrently with the consummation of the transactions hereunder.







                  (i) Aggregate revenues from sales of products manufactured in Rockville and Lyme Western Blots for the last quarter of calendar year 1995 and the first quarter of calendar year 1996 (collectively the "Late Quarters") shall equal at least 80% of the aggregate revenues from sale of such products during the last quarter of calendar year 1994 and the first quarter of calendar year 1995 (collectively the "Early Quarters"), and with respect to such products, annualized pretax profits for the Late Quarters shall equal at least 70% of such pretax profits for the Early Quarters. In addition, aggregate revenues from sales of products referred to on Schedule 7.1(i) for the period commencing at the end of the first quarter of calendar 1996 and ending at the end of the month preceding the Closing (the "Measurement Period") shall equal at least 80% of the aggregate revenues shown as "Grand Total" on the "Rockville 1996 Budget" dated March 22, 1996 attached hereto as Schedule 7.1(i) for the Measurement Period.

                  (j) The value of the inventory at the Closing Date as reflected on the Closing Date General Ledger shall be not less than an amount equal to (A) the value of such inventory as reflected in the audited financial statements of CBC as at December 31, 1995, minus (B) $1,000,000 and Purchaser shall have had reasonably satisfactory opportunity to review the same.

                  (k) The Purchaser shall be reasonably satisfied that CBC has all licenses or rights as are necessary to permit it (A) to continue to manufacture and sell HIV-1 Western Blot Tests and
        (B) to continue to use as heretofore its methods for such manufacture and for the detection of the pl8 protein of HIV-1, and to use the pl8 protein itself, at an overall cost in terms of royalties which is no greater than its historical royalty cost plus an incremental amount which is either (a) no greater than 3% of net sales, or (b) if greater than 3% of net sales, not so great as to render production "unprofitable" (on a quantity and resale price basis equivalent to that in effect during the first half of calendar year 1995)

                  (l) The Purchaser shall be reasonably satisfied that the Judgment issued by the United States Bankruptcy Court on September 1, 1995 in the Genetic Systems Litigation has not been reversed and counsel to the Purchaser shall not have identified (giving the basis therefor) any objective indication that such reversal is forthcoming, Seller having disclosed to the Purchaser all circumstances related to the course of the Genetic Systems Litigation up to the Closing (except that any information sealed pursuant to court order or stipulation of confidentiality shall be disclosed to counsel for Purchaser who has qualified for disclosure under such order or stipulation).

                  (m) CBC shall have completed to the reasonable satisfaction of the Purchaser the arrangements and renegotiations and other matters referred to in Section 6.12(b), (c) and (d) above.






                  (n) The Purchaser shall be reasonably satisfied that pre-bankruptcy tax liabilities have been calculated and discharged in a manner that is not likely to result in the imposition of material additional tax, obligations on Reorganized CBC, any subsidiary of Reorganized CBC, or the Purchaser, and that the Seller has adequately indemnified or otherwise sufficiently provided for the possibility of any additional tax obligations.

                  (o) The Definitive Authorization, including the determinations regarding the existing CBC business thereunder, shall have become a final order of the Bankruptcy Court.

                  (p) The Purchaser shall have received not later than 24 hours prior to the commencement of the proposed Closing in good order the Closing Date General Ledger reflecting all transactions required to be reflected therein.

                  (q) The Order of the Bankruptcy Court confirming the Plan of Reorganization shall be consistent with that called for by
        Section 6.12(a)(ii) and shall include the following findings of fact and conclusions of law with respect to each of the executory contracts and unexpired leases included in the Assets, it being a material condition that such findings and conclusions be made applicable to each such executory contract and lease severally:

                  (i) each of such executory contracts and unexpired leases shall be free of any breach (other than of a kind described in Section 365(b)(ii) of the Bankruptcy Code) or default, except that if any such breach (other than of a kind described in Section 365(b)(ii) of the Bankruptcy Code) or default shall have occurred, the same shall have been duly cured or adequate assurance of prompt cure shall have been provided through arrangements duly approved by the Bankruptcy Court and to take effect not later than concurrently with the consummation of the Plan of Reorganization, and in consequence of such absence of breach or default, cure, or assurance of prompt cure, each such contract or lease shall be in full force and effect; and

                 (ii) such executory contracts and unexpired leases referred to in clause (i) above are duly assumed by CBC in accordance with Section 365(a) of the Bankruptcy Code.

                  (r) The Bankruptcy Court shall have made such orders as called for in Section 6.12(a)(i) and (iii).

                  (s) The Plan of Reorganization shall have been confirmed and the Disclosure Statement shall have been disseminated in substantially the forms circulated to the parties prior to the date of this Agreement (draft of March 20, 1996), with such changes therein as have been approved by the Purchaser in writing, such approval not to be unreasonably withheld; provided, however, that, upon reasonable prior notice to Purchaser but without Purchaser's approval, Seller and CBC may make changes





        to the provisions of the Plan and Disclosure Statement dealing with the classification and treatment of claims and interests, financing of Seller, the disposition of CBC's assets other than the Assets, and matters other than provisions describing transactions contemplated by this Agreement, so long as such changes neither alter any of the terms or conditions of the transactions contemplated by this Agreement, nor have any material effect or impact upon such transactions or the rights of Purchaser in connection therewith.

                  (t)  The covenants described in Sections 6.11(c)(i),
        (ii) and (iii), 6.11(e), 6.11(f) and 6.11(g) have been satisfied. In lieu of satisfaction of any or all of these covenants, Purchaser, at its discretion, may accept a reduction in the Consideration referred to in Section 2.2; such reduction to be evidenced in a separate written agreement. In addition, Seller will certify that neither the Internal Revenue Service nor the Department of Labor has announced its intention to audit the Benefit Plans or that, if any such intention has been announced, any Losses arising in connection with such audit have been disposed of to Purchaser's reasonable satisfaction by an order issued pursuant to Section 6.11(g) prior to Closing.

                  (u) The Purchaser shall have received from the Seller and CBC a certificate to the effect that each of the conditions specified above in this Section 7.1 has been satisfied.

                  SECTION 7.2. Condition to the Seller's Obligation. The obligation of the Seller to effect the Closing is also subject to the satisfaction or waiver by the Seller's on or prior to the Closing of the following conditions:

                  (a) The representations and warranties of the Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                  (b) All regulatory approvals required to consummate the transactions contemplated hereby, if any, including without limitation expiration or termination of the waiting period under the HSR Act, if applicable, shall have been obtained and shall remain in full force and effect.

                  (c) The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (d) The Bankruptcy Court shall have given all such approvals as may be required in connection with the transactions contemplated hereby, including confirmation of the Plan of Reorganization.






                                   ARTICLE VIII

                                   MISCELLANEOUS

                  SECTION 8.1. Public Statements. Neither CBC nor the Seller shall make any public announcement or statement with respect to the transactions contemplated hereby, this Agreement or any related transaction without the prior written approval of the Purchaser except for an initial press release by CBC announcing the execution of this Agreement in form reasonably acceptable to the Purchaser (together with any oral and written recapitulation accurately reflecting the content thereof), filings made with the SEC and the Bankruptcy Court, and as required by applicable law. The Purchaser shall not rake any public announcement or statement with respect to the transactions contemplated hereby, this Agreement or any related transaction without the prior written consent of the Seller, except for an initial press release by the Purchaser announcing the execution of this Agreement in form reasonably acceptable to the Seller and as required by applicable law. Notwithstanding anything else in this Agreement, the Purchaser may announce the purchase of CBC any time after the Closing Date and the Seller may announce the same in connection with and after consummation of the Plan of Reorganization.

                  SECTION 8.2.  Expenses.  Except as otherwise
        specifically provided herein, the Purchaser shall pay its own fees and expenses in connection with the consummation of the proposed transactions, including the fees of Lazard Freres & Co. and the Seller shall pay the fees and expenses of CBC and the Seller incurred in connection with the consummation of the proposed transactions, including the fees of Musket Research Associates. The Seller represents and warrants to the Purchaser that such Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except for fees payable to Musket Research Associates. The Purchaser represents and warrants to the Seller that the Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                  SECTION 8.3. Assignment; Parties in Interest. Neither party may assign any of its rights under this Agreement without the prior written consent of the other party, except that the Purchaser may assign its rights under this Agreement to an affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.







                  SECTION 8.4. Entire Agreement. This Agreement and the Annexes and Schedules and the documents referred to herein or delivered pursuant hereto which form a part hereof, including the Information Letter, together with the Confidentiality Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

                  SECTION 8.5.  Notices.  All notices, claims,
        certificates, requests, demands and other communications hereunder ("Notices") will be in writing and will be deemed to have been duly given if delivered by hand or facsimile transmission confirmed in writing or mailed (registered or certified mail, postage prepaid, return receipt), as follows:

                  (a)  If to the Purchaser or to CBC after the Closing to:

                       bioMerieux Vitek, Inc.
                       595 Anglum Drive
                       Hazelwood, Missouri 63042-2395
                       Fax:  (314) 731-8700
                       Attention: Philippe A. Archinard, President

                       With copies to:

                       Donovan Leisure Newton & Irvine
                       30 Rockefeller Plaza
                       New York, New York 10112
                       Fax:  (212) 632-3315
                       Attention:  W.J.T. Brown, Esquire

                  (b)  If to the Seller or to CBC prior to the Closing to:

                       Aquila Biopharmaceuticals, Inc.
                       365 Plantation Street
                       Worcester, MA 06105
                       Fax:  (508) 797-4014
                       Attention:  Alison Taunton-Rigby, President

                       With copies to:

                       Bowditch & Dewey
                       311 Main Street
                       Worcester, MA 01608-1552
                       Fax:  (508) 756-7636
                       Attention: Jane V. Hawkes, Esquire

        or to such other address as the person to whom Notice is to be given may have previously furnished to the other in writing in the manner set forth above.






                  SECTION 8.6. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. The parties to this Agreement consent to the jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of competent jurisdiction in the State of New York located in New York County in disputes arising under this Agreement, waive any objection to venue laid in such courts, and consent that service of process or notice in any action, suit or proceeding may be served by personal service or sent by registered or certified mail with postage prepaid to the parties at the addresses set forth in Section 8.5.

                  SECTION 8.7. Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  SECTION 8.8. Counterparts; Headings. This Agreement may be executed simultaneously in several counterparts, each of which will be deemed to be an original, but all which together will constitute one and the same instrument. The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.9. Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                  SECTION 8.10. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller or the Purchaser, as the case may be, shall take all such necessary action.

                  SECTION 8.11. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure





        therefrom shall be effective unless in writing and signed by the Purchaser and the Seller, in the case of an amendment, or by the party which is the beneficiary of any such provisions, in the case of a waiver or a consent to departure therefrom.


                                    ARTICLE IX

                                    TERMINATION

                  SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual consent of the Purchaser and the Seller, set forth in a written instrument;

                  (b) (i) by the Purchaser in the event that the Definitive Authorization has not been obtained on or before May 17, 1996, or the Plan of Reorganization has not been confirmed by the Bankruptcy Court on or before August 16, 1996, or (ii) by either party if the transactions hereunder are not consummated by October 31, 1996, or (iii) by the Seller in the event that appropriate motion with respect to the matters described in clause
        (i) above has been duly made and supported by reasonable efforts of the Seller - and CBC and has been denied, and the Seller and CBC reasonably determine in consultation with Purchaser that, upon renewal, such motions in respect thereof would not be granted by the Bankruptcy Court upon any conditions agreeable to Purchaser;

                  (c) by the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or any other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller, which breach is not cured within thirty (30) days after written notice thereof is given by the Purchaser, or which breach, by its nature, cannot be cured prior to the Closing; and

                  (d) by the Seller and CBC (provided that the Seller and CBC are not then in material breach of any representation, warranty, covenant or any other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser, which breach is not cured within thirty
        (30) days after written notice thereof is given by the Seller, or which breach, by its nature, cannot be cured prior to the Closing.

                  SECTION 9.2. Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Seller as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, except that (i) Sections 6.1(b), 6.8, 8.1, 8.21 8.51 8.6, and this Section 9.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be





        relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement

                  SECTION 9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    BIOMERIEUX VITEK, INC.



                                    By:/s/ Philippe Archinard
                                       Philippe Archinard
                                       President


                                    AQUILA BIOPHARMACEUTICALS, INC.



                                    By:/s/ Alison Taunton-Rigby
                                       Alison Taunton-Rigby
                                       President


                                    CAMBRIDGE BIOTECH CORPORATION



                                    By:/s/ Alison Taunton-Rigby
                                       Alison Taunton-Rigby
                                       President



















                                      - 61 -